Exhibit 10.20

FORM OF GATHERING AND COMPRESSION AGREEMENT

BY AND BETWEEN

ANTERO RESOURCES CORPORATION

AND

ANTERO RESOURCES MIDSTREAM LLC

DATED AS OF

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i

ii

iii

GATHERING AND COMPRESSION AGREEMENT

This Gathering and Compression Agreement (this “Agreement”), dated as of  [                        ] (the “Effective Date”), is by and between ANTERO RESOURCES CORPORATION, a Delaware corporation (“Shipper”), and ANTERO RESOURCES MIDSTREAM LLC, a Delaware limited liability company (“Gatherer”).  Shipper and Gatherer may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

A.            Shipper owns Oil and Gas Interests and intends to produce Gas and/or Liquid Hydrocarbons from Wells in the Initial Dedication Area and may from time to time own Oil and Gas Interests and may produce Gas and Liquid Hydrocarbons from Wells in other areas.

B.            Gatherer has acquired the Gathering System, which gathers Gas from certain Wells of Shipper, from Shipper. Gatherer anticipates the expansion of the Gathering System to connect additional Wells of Shipper.

C.            Shipper desires to contract with Gatherer to provide the Services on the Gathering System with respect to Dedicated Production, including compressing Dedicated Gas at the System Compression Stations, and Gatherer desires to provide the Services to Shipper, in each case in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

Capitalized terms used, but not otherwise defined, in this Agreement shall have the respective meanings given to such terms set forth below:

Acquired Facilities.  As defined in Section 2.5(c).

Adequate Assurance of Performance.  As defined in Section 13.6(a).

Affiliate.  Any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with another Person.  Affiliated shall have the correlative meaning.  The term “control” (including its derivatives and similar terms) shall mean possessing the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise.  Notwithstanding the foregoing, any Person shall be deemed to control any specified Person if such Person owns fifty percent (50%) or more of the voting securities of the specified Person, or if the specified Person owns fifty percent (50%) or more of the voting securities of such Person, or if fifty percent (50%) or more of the voting securities of the specified Person and such Person are under common control.

Agreement.  As defined in the preamble hereof.

Barrel.  Forty-two Gallons.

Btu.  The amount of heat required to raise the temperature of one pound of pure water from 58.5 degrees Fahrenheit to 59.5 degrees Fahrenheit at a constant pressure of 14.73 psia.

Business Day.  Any calendar Day that commercial banks in New York City are open for business.

Completion Deadline.  As defined in Section 3.3(c).

Compression Fee.  As defined in Section 5.1(a)(iii).

Condensate.  Gas that condenses at the wellhead or in the Gathering System at ambient temperatures and is recovered from the Gathering System or at the wellhead as a hydrocarbon liquid.

Confidential Information.  As defined in Section 18.6(a).

Conflicting Dedication.  Any gathering agreement or other commitment or arrangement that would require Dedicated Production to be gathered and/or compressed on any gathering system other than the Gathering System.

Connection Notice.  As defined in Section 3.3(c).

Contract Year.  Each of (i) the period from the Effective Date to the last Day of the Month in which the first anniversary of the Effective Date occurs and (ii) each period of twelve (12) Months thereafter.

Cost of Service Fee.  As defined in Section 5.1(e).

CPI.  As defined in Section 5.1(b).

CS Facility.  As defined in Section 5.1(e).

Cubic Foot.  The volume of Gas in one cubic foot of space at a standard pressure and temperature base of 14.73 psia and 60 degrees Fahrenheit, respectively.

Day.  A period commencing at 10:00 a.m., Eastern Standard Time, on a calendar day and ending at 10:00 a.m., Eastern Standard Time, on the next succeeding calendar day.  Daily shall have the correlative meaning.

Dedicated Gas.  Gas constituting Dedicated Production.

Dedicated Production.  All Production that is attributable to any Dedicated Property (including all Production attributable to third parties that is produced from a Well located on such Dedicated Property) that Shipper has the right to control and deliver for gathering and that is produced on or after the Dedication Effective Date with respect to such Dedicated Property, except for (i) Production consisting of Liquid Hydrocarbons, except to the extent that Gatherer is providing Liquid Hydrocarbons gathering pursuant to Section 2.5(c), and (ii) Gas being produced from the wells identified in Exhibit A.

Dedicated Properties.  All Oil and Gas Interests now owned or hereafter acquired by Shipper and located wholly or partly within the Dedication Area or pooled, unitized or communitized with Oil and Gas Interests located wholly or partly within the Dedication Area; provided that Dedicated Properties shall not include any Oil and Gas Interests that are unitized or pooled with the properties of third parties that are not Dedicated Properties if Shipper is not the operator of such unit.

Dedication Area.  The Initial Dedication Area and any other area that becomes part of the Dedication Area pursuant to Section 2.5.

Dedication Effective Date.  With respect to Dedicated Properties owned by Shipper as of the Effective Date, the Effective Date; and with respect to Dedicated Properties acquired by Shipper after the Effective Date, the date such Oil and Gas Interests become Dedicated Properties pursuant to Section 2.5.

Delivery Point.  Each point at which point Gatherer will redeliver Production to Shipper or for its account, which shall be (i) in the case of Gas, the point of interconnection of the Gathering System with the facilities of a Processing Plant or Downstream Pipeline, including those points more particularly described on Exhibit B, (ii) in the case of Liquid Hydrocarbons recovered at the wellhead, the outlet flange of the storage tank into which such Liquid Hydrocarbons are delivered from the Gathering System, and (iii) in the case of Condensate that is recovered from Gas gathering facilities at a System Compressor Station, the outlet flange of the storage tank at such System Compressor Station into which such Condensate is delivered.

Delivery Point Gas.  A quantity of Gas having a Thermal Content equal to the total Thermal Content of the Dedicated Gas received by Gatherer from Shipper at the Receipt Points, less (i) the Thermal Content of Gas used for Fuel, (ii) the Thermal Content of Condensate recovered from the Gathering System, and (iii) the Thermal Content of Lost and Unaccounted for Gas, in each case, as allocated to Shipper in accordance with this Agreement.

Development Plan.  As defined in Section 3.2(a).

Downstream Pipeline.  Any Gas pipeline or any facilities of any end-user or local distribution company, in each case downstream of the Gathering System, into which Shipper’s Gas is delivered from the Gathering System or a Processing Plant.

Effective Date.  As defined in the preamble of this Agreement.

Emissions Charges.  As defined in Section 10.5.

Fair Market Value.  With respect to any asset, the price that would be paid by a willing buyer of such asset to a willing seller, as determined by an independent nationally known investment banking firm selected by Gatherer and reasonably acceptable to Shipper.

FERC.  As defined in Section 18.2.

Firm Capacity Production.  Production that is accorded the highest priority on the Gathering System with respect to capacity allocations, interruptions, or curtailments, specifically including (i) Dedicated Production and (ii) Production delivered to the Gathering System from any Person for which Gatherer is contractually obligated to provide the highest priority. Firm Capacity Production will be the last Production removed from the relevant part of the Gathering System in the event of an interruption or curtailment and all Firm Capacity Production, including Dedicated Production, will be treated equally in the event an allocation is necessary.

Force Majeure.  As defined in Section 14.2.

Fuel.  Gas and electric power used in the operation of the Gathering System, including fuel consumed in System Compressor Stations and dehydration facilities that are part of the Gathering System.

Gallon.  One U.S. gallon, which is equal to 231 cubic inches.

Gas.  Any mixture of gaseous hydrocarbons, consisting essentially of methane and heavier hydrocarbons and inert and noncombustible gases, that is extracted from beneath the surface of the earth.

Gas Quality Specifications.  As defined in Section 10.1.

Gatherer.  As defined in the preamble of this Agreement.

Gathering Fee.  As defined in Section 5.1(a)(i).

Gathering System.  The gathering system described in Exhibit C being acquired by Gatherer from Shipper as of the date hereof, together with any additional System Segments constructed after the date hereof, as such gathering system is expanded after the date hereof, including, in each case, to the extent now in existence or constructed or installed in the future, Low Pressure Gas gathering pipelines, Liquid Hydrocarbons gathering pipelines, High Pressure Gas gathering pipelines, System Compressor Stations, Gas dehydration facilities, Receipt Points, Delivery Points (including all interconnection facilities), Measurement Facilities, Condensate handling facilities, pig receiving facilities, slug catchers and other inlet facilities at Processing Plants, rights of way, fee parcels, surface rights, and permits, and all appurtenant facilities.

Gathering System Plan.  As defined in Section 3.2(b).

Gross Heating Value.  The number of Btus produced by the complete combustion in air, at a constant pressure, of one Cubic Foot of Gas when the products of combustion are cooled to the initial temperature of the Gas and air and all water formed by combustion is condensed to the liquid state.

Governmental Authority.  Any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

High Pressure.  Pipelines gathering or transporting Gas that has been dehydrated and compressed to the pressure of the Downstream Pipelines or Processing Plants at the Delivery Points.

High Pressure Gathering Fee.  As defined in Section 5.1(a)(ii).

Ideal Gas Laws.  The thermodynamic laws applying to perfect gases.

Imbalance.  As defined in Section 9.3.

Index Price.  For Gas produced from the Marcellus formation in West Virginia, the “Midpoint Average” price published in Platt’s Gas Daily Price Guide for “Columbia Gas/Appalachia”.  For Gas produced from  the Utica formation in Ohio, the “Midpoint Average” price published in Platt’s Gas Daily Price Guide for “Texas Eastern M-2 Receipts”.  For other Gas production, an index price determined by Shipper and reasonably acceptable to Gatherer based on where such Gas production is being sold, or, if no appropriate index is available, a price based on a netback calculation determined by Shipper and reasonably acceptable to Gatherer.

Initial Dedication Area.  The states of Pennsylvania, West Virginia, and Ohio.

Initial Development Plan.  The Development Plan attached hereto as Exhibit D.

Interruptible Production.  Production that is accorded the lowest priority on the Gathering System with respect to capacity allocations, interruptions, or curtailments.  Interruptible Production will be the first Production removed from the Gathering System in the event of an interruption or curtailment.

Liquids Gathering Fee.  As defined in Section 5.1(a)(iv).

Liquid Hydrocarbons.  Oil, Condensate, natural gasoline and all the liquid hydrocarbon production from wells, or a blend of such, in its natural form, not having been processed, other than for removal of water at the wellhead.

Lost and Unaccounted For Gas.  Gas received into the Gathering System that is released or lost through piping, equipment, operations, or measurement losses or inaccuracies or that is vented, flared or lost in connection with the operation of the Gathering System.

Low Pressure.  Pipelines gathering Gas at or near wellhead pressure that has yet to be compressed (other than by well pad gas lift compression or dedicated well pad compressors) and dehydrated.

Made Available for Delivery.  In connection with deliveries of Dedicated Production under this Agreement, Dedicated Production that is unable to be delivered to the applicable point as a result of Gatherer’s failure to perform its obligations under this Agreement.

Maintenance.  As defined in Section 7.2.

Mcf.  One thousand (1,000) Cubic Feet.

Measurement Facilities.  Any facility or equipment used to measure the volume of Gas or Liquid Hydrocarbons, which may include meter tubes, LACT units, isolation valves, tank strappings, recording devices, communication equipment, buildings and barriers.

Minimum Compression Revenue Commitment.  For each Contract Year with respect to which there is a Minimum Compression Volume Commitment, the Minimum Compression Volume Commitment for such Contract Year multiplied by the Compression Fee in effect for such Contract Year.  For the avoidance of doubt, for Contract Years for which there is no Minimum Compression Volume Commitment, there is also no Minimum Compression Revenue Commitment.

Minimum Compression Revenue Credit Amount.  For each Contract Year with respect to which there is a Minimum Compression Volume Commitment, the product of the Compression Fee in effect for such Contract Year multiplied by the aggregate of the volumes of Dedicated Production, stated in Mcf, delivered or Made Available for Delivery at each System Compressor Station during such Contract Year.

Minimum Compression Volume Commitment.  With respect to any Contract Year from the Contract Year in which the first System Compressor Station is placed in service through the earlier of the Contract Year in which occurs the tenth (10th) anniversary of the placement in service of the last System Compressor Station to be placed in service or the expiration or termination of the term of this Agreement, a volume of Dedicated Gas, stated in Mcf, equal to the sum of all such volumes calculated at each System Compressor Station that has been in service for ten (10) years or less, each of which shall be calculated as follows: the product of (i) the total design capacity, stated in Mcf per Day, of the relevant System Compressor Station, multiplied by (ii) subject to the immediately following sentence, the number of Days in such Contract Year, multiplied by (iii) 0.70.  For purposes of the foregoing calculation the design capacity of a particular System Compressor Station shall be included (1) only to the extent that such capacity has been installed at the direction of the Shipper in accordance with Section 3.4(a) and does not represent additional capacity installed at such System Compressor Station by Gatherer as permitted by Section 3.4(a), (2) for not more than the 10 year period after it is first placed in service, (3) in the Contract Year in which it is placed in service, only for the number of Days in such Contract Year after it has been placed in service, and (4) if arising prior to the expiration or termination of the term of this Agreement, in the Contract Year in which the 10th anniversary of its placement in service occurs, only for the number of Days through such 10th anniversary.

Minimum High Pressure Revenue Commitment.  For each Contract Year with respect to which there is a Minimum High Pressure Volume Commitment, the Minimum High Pressure

Volume Commitment for such Contract Year multiplied by the High Pressure Gathering Fee in effect for such Contract Year.  For the avoidance of doubt, for Contract Years for which there is no Minimum High Pressure Volume Commitment, there is also no Minimum High Pressure Revenue Commitment.

Minimum High Pressure Revenue Credit Amount.  For each Contract Year with respect to which there is a Minimum High Pressure Volume Commitment, the product of the High Pressure Gathering Fee in effect for such Contract Year multiplied by the aggregate of the volumes of Dedicated Production, stated in Mcf, delivered or Made Available for Delivery at each System High Pressure Line during such Contract Year.

Minimum High Pressure Volume Commitment.  With respect to any Contract Year from the Contract Year in which the first System High Pressure Line is placed in service through the earlier of the Contract Year in which occurs the tenth (10th) anniversary of the placement in service of the last System High Pressure Line to be placed in service or the expiration or termination of the term of this Agreement, a volume of Dedicated Gas, stated in Mcf, equal to the sum of all such volumes calculated at each System High Pressure Line that has been in service for ten (10) years or less, each of which shall be calculated as follows: the product of (i) the total design capacity, stated in Mcf per Day, of the relevant System High Pressure Line, as reasonably calculated by Gatherer based on the capacity of the relevant System Compressor Station and the length and diameter of such System High Pressure Line, multiplied by (ii) subject to the immediately following sentence, the number of Days in such Contract Year, multiplied by (iii) 0.75.  For purposes of the foregoing calculation the design capacity of a particular System High Pressure Line shall be included (1) for not more than the 10 year period after it is first placed in service, (2) in the Contract Year in which it is placed in service, only for the number of Days in such Contract Year after it has been placed in service, and (3) if arising prior to the expiration or termination of the term of this Agreement, in the Contract Year in which the 10th anniversary of its placement in service occurs, only for the number of Days through such 10th anniversary.

MMBtu.  One million (1,000,000) Btus.

MMcf.  One million (1,000,000) Cubic Feet.

Monitoring Services Provider.  As defined in Section 11.10(a).

Month.  A period commencing at 10:00 a.m., Eastern Standard Time, on the first Day of a calendar month and extending until 10:00 a.m., Eastern Standard Time, on the first Day of the next succeeding calendar month.  Monthly shall have the correlative meaning.

Oil and Gas Interests.  Oil and gas leasehold interests and oil and gas mineral fee interests, including working interests, overriding royalty interests, net profits interests, carried interests, and similar rights and interests.

Parties.  As defined in the preamble of this Agreement.

Party.  As defined in the preamble of this Agreement.

Person.  An individual, a corporation, a partnership, a limited partnership, a limited liability company, an association, a joint venture, a trust, an unincorporated organization, or any other entity or organization, including a Governmental Authority.

Planned Well.  As defined in Section 3.2(a).

Planned Well Pad.  As defined in Section 3.2(a).

Production.  Gas and/or Liquid Hydrocarbons.

Processing Plant. Any Gas processing facility downstream of any portion of the Gathering System to which Shipper has dedicated Gas for processing or at which Shipper has arranged for Gas to be processed prior to delivery to a Downstream Pipeline.

Proposal Notice.  As defined in Section 2.5(c).

psia.  Pounds per square inch, absolute.

psig.  Pounds per square inch, gauge.

Receipt Point.  The inlet valve at the Measurement Facilities located at or nearby or assigned to a Well Pad where one or more Wells or, in the case of Liquid Hydrocarbons, one or more of Producer’s tanks receiving Liquid Hydrocarbons from such Wells, are connected to the Gathering System.

Remote Monitoring Data.  As defined in Section 11.10(a).

Request for Proposal.  As defined in Section 2.5(c).

Required Compressor Station.  As defined in Section 3.4(a).

Required High Pressure Lines.  As defined in Section 3.5.

Services.  As defined in Section 3.1.

Shipper.  As defined in the preamble of this Agreement.

Shipper’s GHG Emissions.  As defined in Section 10.5.

System Compressor Station.  As defined in Section 3.4(a).

System Delivery Point.  Each point at which Gatherer redelivers Gas from the Gathering System to or for the account of shippers, including the Delivery Points.

System High Pressure Line.  As defined in Section 3.5.

System Receipt Point.  Each point where Gas first enters the Gathering System, including the Receipt Points.

System Segment.  A physically separate segment of the Gathering System that connects one or more of Shipper’s Wells to one or more Delivery Points, including all Low Pressure Gas gathering pipelines, Liquid Hydrocarbons gathering pipelines, High Pressure Gas gathering pipelines, System Compressor Stations, Gas dehydration facilities, Receipt Points, Delivery Points, Measurement Facilities, Condensate handling facilities, rights of way, fee parcels, surface rights, and permits, and all appurtenant facilities.

Target Completion Date.  As defined in Section 3.3(c).

Taxes.  All gross production, severance, conservation, ad valorem and similar or other taxes measured by or based upon production, together with all taxes on the right or privilege of ownership of Production, or upon the Services, including gathering, transportation, handling, transmission, compression, processing, treating, conditioning, distribution, sale, use, receipt, delivery or redelivery of Production, including all of the foregoing now existing or in the future imposed or promulgated.

Thermal Content.  For Gas, the product of (i) a volume of Gas in Cubic Feet and (ii) the Gross Heating Value of such Gas, as expressed in MMBtus.  For Condensate, the product of the measured volume in Gallons multiplied by the Gross Heating Value per Gallon determined in accordance with the GPA 2145-09 Table of Physical Properties for Hydrocarbons and GPA 8173 Method for Converting Mass of Natural Gas Liquids and Vapors to Equivalent Liquid Volumes, in each case as revised from time to time; provided, however, that if sufficient data has not been obtained to make such calculation, the Thermal Content of Condensate shall be deemed to be 0.115 MMBtu per Gallon.

Third Party Production.  Production produced by Persons other than Shipper and not considered Dedicated Production hereunder.

Well.  A well for the production of hydrocarbons in which Shipper owns an interest that produces or is intended to produce Dedicated Production or otherwise is connected or is required to be connected to the Gathering System in accordance with this Agreement.

Well Pad.  The surface installation on which one or more Wells are located.

ARTICLE 2
SHIPPER COMMITMENTS

Section 2.1            Shipper’s Dedication.  Subject to Section 2.2 through Section 2.4, (a) Shipper exclusively dedicates and commits to deliver to Gatherer, as and when produced, all Dedicated Production for gathering through the Gathering System under this Agreement, including (in the case of Dedicated Gas) High Pressure gathering and compression in the System Compressor Stations, and (b) Shipper agrees not to deliver any Dedicated Production to any other gathering system or compressor station.

Section 2.2            Conflicting Dedications.  Shipper shall have the right to comply with each of the Conflicting Dedications set forth in Exhibit E hereto and any other Conflicting Dedication entered into by a non-Affiliated predecessor-in-interest to Shipper that is applicable as of the date of acquisition thereof to any Dedicated Property acquired after the Effective Date (but not any entered into in connection with such acquisition); provided, however, that Shipper shall have the right to comply with Conflicting Dedications only until the first Day of the Month following the termination of such Conflicting Dedication and shall not take any voluntary action (including the exercise of any right to extend) to extend the term of such Conflicting Dedication beyond the minimum term provided for in the document evidencing such Conflicting Dedication.  Shipper represents that, except as set forth in Exhibit E, Dedicated Production is not as of the Effective Date subject to any Conflicting Dedication.  If Dedicated Production produced from a Well on a Well Pad is subject to a Conflicting Dedication that Shipper has the right to comply with under this Section 2.2, Shipper has the right, in complying with such Conflicting Dedication, to deliver all Dedicated Production from such Well Pad in accordance with the Conflicting Dedication, even if all Wells on such Well Pad are not subject to such Conflicting Dedication.

Section 2.3            Shipper’s Reservations.  Shipper reserves the following rights with respect to Dedicated Production for itself and for the operator of the relevant Dedicated Properties:  (a) to operate Wells producing Dedicated Production as a reasonably prudent operator in its sole discretion, including the right, but never the obligation, to drill new Wells, to repair and rework old Wells, to renew or extend, in whole or in part, any Oil and Gas Interest covering any of the Dedicated Properties, and to cease production from or abandon any Well or surrender any such Oil and Gas Interest, in whole or in part, when no longer deemed by Shipper to be capable of producing Production in paying quantities under normal methods of operation; (b) to use Dedicated Production for operations (including reservoir pressure maintenance and drilling or fractionation fuel); (c) to deliver or furnish to Shipper’s lessors and holders of other existing similar burdens on production such Production as is required to satisfy the terms of the applicable leases or other applicable instruments; (d) to acquire Wells connected to existing gathering systems and to continue to deliver to such gathering systems Production produced from such Wells, provided that, to the extent that Production from such Wells constitutes Dedicated Production, Shipper delivers a Connection Notice to Gatherer with respect to any such Well not later than 30 Days after its acquisition and thereafter delivers Production to such gathering system only until Gatherer has connected such Well to the Gathering System in accordance with Section 3.3; (e) to pool, communitize, or unitize Shipper’s Oil and Gas Interests with respect to Dedicated Production, provided that the share of Production produced from such pooled, communitized, or unitized Oil and Gas Interests shall be committed and dedicated to this Agreement; and (f) to gather Liquid Hydrocarbons produced from the Marcellus formation in trucks.

Section 2.4            Covenant Running with the Land.  The dedication and commitment made by Shipper under this Article 2 is a covenant running with the land. For the avoidance of doubt and in addition to that which is provided in Section 18.4, in the event Shipper sells, transfers, conveys, assigns, grants, or otherwise disposes of any or all of its interest in the Dedicated Properties, then any such sale, transfer, conveyance, assignment, grant, or other disposition shall be expressly subject to this Agreement and any instrument of conveyance shall so state.  Notwithstanding the foregoing, Shipper shall be permitted to sell, transfer, convey, assign, grant, or otherwise dispose of Dedicated Properties free of the dedication hereunder (i) in a sale or other disposition in which a number of net acres of Dedicated Properties that, when added to the total of net acres of Dedicated Properties theretofore and, where applicable, simultaneously disposed of free of dedication hereunder pursuant to this Section 2.4, does not exceed the aggregate number of net acres of Dedicated Properties acquired by Gatherer after the Effective Date, including in a transaction in which Dedicated Properties are exchanged for other properties located in the Dedication Area that would be subject to dedication hereunder or (ii) in a sale of Wells located on Dedicated Properties that are pooled or unitized with the properties of third parties that are not Dedicated Properties if Shipper is not the operator of such unit; provided, however, that any such sale, transfer, conveyance, assignment, grant or other disposition of Dedicated Properties shall not include, and there shall be expressly excluded therefrom, any Well that is or has been connected to the Gathering System (whether producing, shut-in, temporarily abandoned or which has been spud or as to which drilling, completion, reworking or other well operations have commenced) or which is located on a Well Pad for which a Connection Notice has previously been delivered by Shipper (unless the completion of such Well has been delayed and Shipper has paid the costs and expenses incurred by Gatherer in connection therewith in accordance with Section 3.3(d)).  At the request of Gatherer, the Parties shall execute and record an amendment to the memorandum of this Agreement previously entered into, as provided in Section 18.16, to reflect additions to the Dedicated Properties.

Section 2.5            Additional Oil and Gas Interests or Gathering Facilities.

(a)           If Shipper acquires any existing gathering facilities gathering Gas from any Oil and Gas Interests, it shall, by notice to Gatherer on or before the 10th Day after such acquisition, which notice shall include a reasonable description of such gathering facilities and such Oil and Gas Interests (including an update to the Development Plan reflecting such Oil and Gas Interests) and the price paid by Shipper for such gathering facilities, including any liabilities assumed by Shipper, offer to sell to Gatherer such gathering facilities, including all Low Pressure Gas gathering pipelines, High Pressure Gas gathering pipelines, compressor stations, Gas dehydration facilities, receipt points, delivery points, measurement facilities, Condensate handling facilities, rights of way, fee parcels, surface rights, and permits, and all appurtenant facilities, as well as any third party shipper contracts for Gas gathered on such gathering facilities, at the same price at which such gathering facilities were acquired by Shipper, including the assumption of any liabilities with respect thereto assumed by Shipper.  Gatherer shall have the right, to be exercised by notice to Shipper on or before the 60th Day after Shipper’s notice of its acquisition of such gathering facilities, to acquire such gathering facilities at such price (including the assumption of such liabilities).  If Gatherer does not give such notice to Shipper on or before such 60th Day, Gatherer shall be deemed to have waived its right to acquire such gathering facilities, except in the case of a third party gathering offer as provided below, and (i) Shipper shall have the right to own and operate such facilities to gather the Gas from the Oil and Gas Interests described in such notice and/or (ii) Shipper shall have the right to solicit proposals from a third party gatherer to acquire, own, and operate such facilities to gather the Gas from the Oil and Gas Interests described in such notice on the basis that Shipper will dedicate to such gatherer all Oil and Gas Interests owned by Shipper the Gas from which is being gathered by such gathering facilities as well as the area (including all geological strata and production zones) within two miles of any such Oil and Gas Interest.  If Shipper obtains any such third party proposal, it shall, by notice to Gatherer, provide Gatherer with all the terms and conditions thereof, and Gatherer shall have the right to elect, by notice to Shipper on or before the 60th Day after its receipt of Shipper’s notice containing the terms and conditions of such proposal, to acquire such gathering facilities and provide such services on the same terms and conditions as those offered by the third party gatherer.  If Gatherer does not so elect on or before such 60th

Day, Gatherer shall be deemed to have waived its right to acquire such gathering facilities and provide such services, and Shipper shall have the right to contract with such third party gatherer to acquire such facilities and to provide such services on such terms and conditions and to dedicate to such gatherer all Oil and Gas Interests owned by Shipper the Gas from which is being gathered by such gathering facilities as well as the area (including all geological strata and production zones) within two miles of any such Oil and Gas Interest.  If Gatherer elects to acquire such gathering facilities, the closing of Gatherer’s purchase of such gathering facilities from Shipper shall take place as soon as reasonably practicable following Gatherer’s exercise of its right to acquire such gathering facilities.  From and after the closing of such purchase by Gatherer, all Oil and Gas Interests owned by Shipper the Gas from which is being gathered by such gathering facilities shall be Dedicated Properties, the area (including all geological strata and production zones) within two miles of any such Dedicated Property shall become part of the Dedication Area, and such gathering facilities shall be deemed to be part of the Gathering System.  In any transaction in which Shipper so acquires gathering facilities, Shipper shall use reasonable efforts to cause the transaction documents for such acquisition to state a separate purchase price (and separately state any assumed liabilities) for such gathering facilities.  If notwithstanding such reasonable efforts the transaction documents for such acquisition do not state a separate purchase price, the purchase price to be paid by Gatherer to Shipper for such gathering facilities shall be equal to the Fair Market Value of such gathering facilities, and Gatherer shall assume all liabilities in respect of such gathering facilities to the extent arising from the ownership and operation of such gathering facilities and/or any occurrence from and after the closing of the purchase of such gathering facilities by Gatherer.

(b)           If at any time Shipper desires to construct, own, and operate, or to have constructed and operated, gathering facilities to gather Gas from Oil and Gas Interests located outside the then-existing Dedication Area, Shipper shall, by notice to Gatherer specifying (i) the facilities it desires and the receipt points and delivery points it plans to connect, (ii) the Oil and Gas Interests acquired by Shipper the Gas from which will be gathered using such facilities, and (iii) a proposed update to the Development Plan reflecting the Wells to be drilled on such Oil and Gas Interests during the period of at least 18 Months after such notice, including production forecasts for all such Wells, offer to Gatherer the opportunity to construct, own, and operate such facilities as part of the Gathering System on the terms set forth in this Agreement.  Gatherer shall have the right, to be exercised by notice to Shipper on or before the 60th Day after Shipper’s notice, to elect to construct, own, and operate such facilities.  If Gatherer exercises such right, from and after the date of Gatherer’s notice of exercise, all Oil and Gas Interests owned by Shipper described in Gatherer’s notice shall be Dedicated Properties, the area (including all geological strata and production zones) within two miles of any such Dedicated Property shall become part of the Dedication Area, such gathering facilities as they are constructed shall be deemed to be part of the Gathering System, and the proposed development plan included in Shipper’s notice shall become part of the Development Plan.  If  Gatherer does not give such notice to Shipper on or before such 60th Day, Gatherer shall be deemed to have waived its right to construct, own, and operate the facilities set forth in Shipper’s notice as part of the Gathering System on the terms set forth in this Agreement, except in the case of a third party gathering offer as provided below, and (1) Shipper shall have the right to construct, own, and operate such facilities to gather the Gas from the Oil and Gas Interests described in such notice or (2) Shipper shall have the right to solicit proposals from a third party gatherer to construct, own, and operate such facilities to gather the Gas from the Oil and Gas Interests described in such notice on the basis that Shipper will dedicate to such gatherer all Oil and Gas Interests described in such notice as well as the area (including all geological strata and production zones) within two miles of any such Oil and Gas Interest.  If Shipper obtains any such third party proposal, it shall, by notice to Gatherer, provide Gatherer with all the terms and conditions thereof, and Gatherer shall have the right to elect, by notice to Shipper on or before the 60th Day after its receipt of Shipper’s notice containing the terms and conditions of such proposal, to construct, own, and operate such facilities to gather the Gas from the Oil and Gas Interests described in such notice on the same terms and conditions as those offered by the third party gatherer.  If Gatherer does not so elect on or before such 60th Day, Gatherer shall be deemed to have waived its right to provide such services, and Shipper shall have the right to contract with such third party gatherer to provide such services on such terms and conditions and to dedicate to such gatherer the Oil and Gas Interests described in such notice as well as the area (including all geological strata and production zones) within two miles of any such Oil and Gas Interest.

(c)           If at any time Shipper desires Services consisting of gathering Liquid Hydrocarbons from any Oil and Gas Interests of Shipper the Production from which has not already become Dedicated Production pursuant to this Section 2.5(c), including any such Services to be provided through any existing facilities acquired or being acquired by Shipper (“Acquired Facilities”), Shipper shall, by notice to Gatherer, request from Gatherer a proposal to provide such Services on the terms set forth in this Agreement (such notice, a “Request for Proposal”).  Each Request for Proposal shall (i) specify the Oil and Gas Interests from which such Liquid Hydrocarbons would be gathered,  (ii) specify the proposed Delivery Points to which such Liquid Hydrocarbons would be delivered, (iii) in the case of Acquired Facilities, provide a reasonable description of such Acquired Facilities and the price paid or proposed to be paid by Shipper for the Acquired Facilities, including any liabilities assumed by Shipper, and details of any third-party contracts for Liquid Hydrocarbons gathering on such Acquired Facilities, and (iv) a proposed update to the Development Plan for the Wells to be drilled on such Oil and Gas Interests from which such Liquid Hydrocarbons would be gathered during the period of at least 18 Months after the Request for Proposal, including production forecasts for all such Wells.  Gatherer shall have the right, to be exercised by notice to Shipper on or before the 60th Day after the Request for Proposal (such notice, a “Proposal Notice”), make a proposal to provide such Services for the Liquid Hydrocarbons gathering fees set forth in such Proposal Notice and otherwise on the terms and conditions set forth in this Agreement.  Concurrently with or following its Request for Proposal to Gatherer, Shipper may seek proposals from third parties to provide such Services on the terms and conditions set forth in this Agreement.  On or before the 60th Day after a Request for Proposal with respect to which Gatherer has given a Proposal Notice, Shipper shall inform Gatherer that (1) it is accepting Gatherer’s Proposal Notice, (2) it is accepting a proposal from a third party for such Services on the basis that the gathering fees proposed by such third party for providing such Services on the terms and conditions set forth in this Agreement were lower than the gathering fees proposed by Gatherer, or (3) it  has elected not to acquire such Services or to carry out such Services itself and is accordingly withdrawing its Request for Proposal.  If Gatherer’s proposal is accepted, Gatherer shall, as applicable, (A)  construct and operate such facilities so as to provide such Services on the terms and conditions set forth in this Agreement such that it commences the performance of such Services within 18 Months after the date of Shipper’s Request for Proposal and/or (B) as soon as reasonably practicable accept the transfer from Shipper of any Acquired Facilities and commence providing Services through such Acquired Facilities.  If Gatherer’s proposal is accepted, all Liquid

Hydrocarbons Production from the Oil and Gas Interests referred to in Shipper’s Request for Proposal or from any other Oil and Gas Interests at any time owned by Shipper (in each case including all geological strata and production zones) within two miles of any such Oil and Gas Interests shall become Dedicated Production, such gathering facilities as they are constructed and/or such Acquired Facilities, as applicable, shall be deemed to be part of the Gathering System, and the proposed Development Plan update included in Shipper’s notice shall become part of the Development Plan.  If a third party proposal is accepted as provided above or if Gatherer does not deliver a Proposal Notice, Gatherer shall be deemed to have waived its right under this Section 2.5(c) to provide the requested Services, and Shipper shall have the right to contract with such third party to provide such Services to Shipper on the terms and conditions set forth in this Agreement for the fees set forth in such third party’s proposal, including if applicable the transfer of any Acquired Facilities to such third party, and Shipper shall have the right to dedicate to such third party all Liquid Hydrocarbons Production from the Oil and Gas Interests referred to in Shipper’s Request for Proposal and from any other Oil and Gas Interests at any time owned by Shipper (in each case including all geological strata and production zones) within two miles of any such Oil and Gas Interest described in such notice as well as the area.  If Shipper does not enter into an agreement with a third party in accordance with this Section 2.5(c) on or before the 90th Day after Shipper’s Request for Proposal, the Services that were the subject of such Request for Proposal shall again become subject to this Section 2.5(c).  In respect of any Acquired Facilities, Shipper shall use reasonable efforts to cause the transaction documents for the acquisition thereof to state a separate purchase price (and separately state any assumed liabilities) for such Acquired Facilities. If, pursuant to this Section 2.5(c), Gatherer is to acquire from Shipper any Acquired Facilities, such acquisition shall be made at the same price at which such Acquired Facilities were acquired by Shipper, including the assumption of any liabilities with respect thereto assumed by Shipper. If the transaction documents for Shipper’s acquisition of such Acquired Facilities did not state a separate purchase price for such Acquired Facilities, the purchase price to be paid by Gatherer to Shipper for the Acquired Facilities shall be equal to the Fair Market Value of the Acquired Facilities, and Gatherer shall assume all liabilities in respect of the Acquired Facilities to the extent arising from the ownership and operation of the Acquired Facilities and/or any occurrence from and after the closing of the purchase of the Acquired Facilities by Gatherer.

Section 2.6            Priority of Dedicated Production.  Dedicated Production tendered under this Agreement shall be Firm Capacity Production.

ARTICLE 3
SERVICES; GATHERING SYSTEM EXPANSION AND CONNECTION OF WELLS

Section 3.1            Gatherer Service Commitment.  Subject to and in accordance with the terms and conditions of this Agreement, Gatherer commits to providing the following services (collectively, the “Services”) to Shipper:

(a)           receive, or cause to be received, into the Gathering System, from or for the account of Shipper, at each Receipt Point, all Dedicated Production tendered by Shipper;

(b)           compress and dehydrate Dedicated Gas received into the Gathering System at the System Compressor Stations;

(c)                                  deliver, or cause to be delivered, to or for the account of Shipper, at the nominated Delivery Point for Gas, Delivery Point Gas allocated to Shipper; and

(d)                                 to the extent that the Gatherer is providing Liquid Hydrocarbon gathering pursuant to Section 2.5(c), make available for delivery, to or for the account of Shipper, at each Delivery Point for Liquid Hydrocarbons, the Liquid Hydrocarbons received into the Gathering System and gathered to or delivered into storage tanks at such Delivery Point allocated to Shipper in accordance with Section 6.4.

Section 3.2                                   Development Plan; Gathering System Plan; Exchange and Review of Information.

(a)                                 The Initial Development Plan describes the planned development, drilling, and production activities relating to the Dedicated Properties through the date that is 18 months after the Effective Date (such plan, as updated as hereinafter provided, and including any proposed development plan that becomes part of the Development Plan pursuant to Section 2.5(b), the “Development Plan”).  Following the Effective Date, Shipper shall provide Gatherer an updated Development Plan describing the planned development, drilling, and production activities relating to the Dedicated Properties for the 18-Month period commencing on the date of such updated Development Plan on or before the last Day of each Month.  Each Development Plan will include (i) information as to the Wells that Shipper expects will be drilled during such period (each such Well reflected in a Development Plan, a “Planned Well”), information as to each Well Pad expected to be constructed during such period (each such Well Pad reflected in a Development Plan, a “Planned Well Pad”) and the approximate locations thereof, the earliest date on which one or more Wells at each such Well Pad are expected to be completed, and the Delivery Points at which Gas produced from such Wells is to be redelivered to Shipper and (ii) good faith and reasonable production forecasts for all Wells connected as of, and estimated to be connected to the Gathering System during the 18-Month period following, the date of such Development Plan (to the extent not previously provided or, if earlier provided, as revised in Shipper’s good faith estimation).  Shipper shall make its representatives available to discuss the Development Plan from time to time with Gatherer and its representatives, in order to facilitate advance planning for expansion or improvement of the Gathering System and to address other matters relating to the construction and installation of additions to the Gathering System.  Shipper may provide updated or amended Development Plans to Gatherer at any time and shall provide its then-current Development Plan to Gatherer from time to time on or prior to the fifth (5th) Business Day after Gatherer’s request therefor.

(b)                                 Attached hereto as Exhibit F is a Gathering System plan describing and/or depicting the Gathering System, including all pipelines, all Receipt Points and Delivery Points, and all compression and dehydration facilities and other major physical facilities, together with their locations, sizes and other physical specifications, operating parameters, capacities, and other relevant specifications, and together with a schedule for completing the construction and installation of the planned portions thereof, in each case as currently in existence, under construction, or planned (such plan, as updated as hereinafter provided, the “Gathering System Plan”).  Based on the Development Plans and such other information about the expected development of the Dedicated Properties as shall be provided to Gatherer by or on behalf of Shipper, Gatherer shall periodically update the Gathering System

Plan.  Without limiting the generality of the foregoing, Gatherer shall ensure that the Gathering System Plan reflects each Monthly Development Plan not later than 30 Days after such Development Plan is delivered. Gatherer shall make the Gathering System Plan available for inspection by Shipper and its representatives from time to time and shall make representatives of Gatherer available to discuss the Gathering System Plan from time to time with Shipper and its representatives.  Gatherer shall provide Shipper updates not less frequently than monthly on the progress of work on all facilities necessary to connect Planned Wells to the Gathering System and to connect the Gathering System to the Delivery Points as set forth in the then-current Gathering System Plan.

(c)                                  The Parties recognize that the plans for the development of the Dedicated Properties set forth in the Development Plans, as well as all information provided by Shipper to Gatherer regarding its intentions with respect to the development of the Dedicated Properties, are subject to change and revision at any time at the discretion of Shipper, and that such changes may impact the timing, configuration, and scope of the planned activities of Gatherer.  The exchange of such information and any changes thereto shall not give rise to any rights or liabilities as between the Parties except as expressly set forth in this Agreement, and Gatherer shall determine at its own risk the time at which it begins to work on and incur costs in connection with particular Gathering System expansion projects, including the acquisition of rights of way, equipment, and materials.  Without limiting the generality of the foregoing, Shipper has no obligation to Gatherer under this Agreement to develop or produce any hydrocarbons from the Dedicated Properties or to pursue or complete any drilling or development on the Dedicated Properties, whether or not envisioned in the Development Plan.

Section 3.3                                   Expansion of Gathering System; Connection of Well Pads; Delivery Points.

(a)                                 The Gathering System shall be designed, developed, and constituted for the purpose of providing Services as and when needed to support the upstream development of the Dedicated Properties, and Gatherer shall be obligated, at its sole cost and expense, subject to the provisions of this Agreement, to plan, procure, construct, install, own, and operate the Gathering System so as to timely connect the Planned Wells to the Gathering System, connect the Gathering System to Delivery Points on the Downstream Pipelines or at the Processing Plants specified by Shipper, and timely commence providing the full scope of Services, with respect to all Dedicated Production produced from the Planned Wells from and after their completion, all in accordance with this Section 3.3; provided, that the foregoing shall not preclude Gatherer from also designing, developing and constituting the Gathering System to accommodate Third Party Production.

(b)                                 In planning the Gathering System, Gatherer shall use its discretion in determining when to construct and install separate and segregated facilities in the same geographical area for the purposes of handling Production with different characteristics (for example, hydrocarbon-dry versus hydrocarbon-wet Gas); provided, however, that if Shipper requests that Gatherer construct and install separate facilities, Gatherer shall, subject to all of the terms and conditions of this Agreement, do so.

(c)                                  Gatherer shall be obligated to connect Wells at a particular Well Pad to the Gathering System only if Gatherer has received from Shipper a notice in the form of Exhibit G hereto (or in such form as Shipper and Gatherer shall otherwise agree from time to time) stating that Shipper intends to drill and complete such Wells at such Well Pad (a “Connection Notice”) and setting forth the target completion date for drilling and completion of such Wells (the “Target Completion Date”), and the expected production from such Well Pad over the next eighteen (18) months.  Following receipt of a Connection Notice, Gatherer shall cause the necessary facilities to be constructed to connect the Planned Wells referred to in such Connection Notice to the Gathering System and to commence the Services with respect to Dedicated Production produced from such Planned Wells.  Such facilities shall be available to receive Dedicated Production from Planned Wells on the Planned Well Pad on which such Planned Wells are to be located as soon as reasonably practicable following the Connection Notice and in any event on or before the later to occur of (1) the Target Completion Date with respect to such Planned Well Pad, (2) the date that is 180 Days after the Connection Notice, and (3) the date on which the initial Planned Well(s) at such Planned Well Pad has reached its projected depth and is ready for completion (the later of such dates, with respect to such Planned Well Pad, the “Completion Deadline”).  Gatherer shall provide Shipper notice promptly upon Gatherer’s becoming aware of any reason to believe that it may not be able to connect a Planned Well Pad to the Gathering System by the Target Completion Date therefor or to otherwise complete all facilities necessary to provide the full scope of Services with respect to all Dedicated Production from Wells on such Planned Well Pad by the Target Completion Date therefor.  If and to the extent Gatherer is delayed in completing and making available such facilities by a Force Majeure event or any action of Shipper that is inconsistent with the cooperation requirements of Section 3.9, then the Completion Deadline for such connection shall be extended for a period of time equal to that during which Gatherer’s completion and making available of such facilities was delayed by such events or actions.  If such facilities are not completed and made available by the Completion Deadline, as Shipper’s sole and exclusive remedies for such delay,

(i)                                     the Dedicated Production from such Planned Well Pad shall be temporarily released from dedication hereunder until such time as such Planned Well Pad is connected to the Gathering System and the Gathering System is ready to receive Dedicated Production produced from such Planned Well Pad and to commence the Services with respect thereto; and

(ii)                                  Shipper shall have the right to complete the procurement, construction and/or installation of any rights or facilities necessary to connect the relevant Planned Well Pad to the Gathering System, to connect the Gathering System to the relevant Delivery Point, and/or to permit Dedicated Production from Planned Wells at the Planned Well Pad to be received into the Gathering System and delivered to the relevant Delivery Point, in which case Gatherer shall pay to Shipper an amount equal to 115% of all reasonable costs and expenses incurred by Shipper in so procuring, constructing, and/or installing such rights and facilities, and Shipper shall convey all such rights and facilities to Gatherer and such rights and facilities shall thereafter be part of the Gathering System.

The remedies set forth in clauses (i) and (ii) above shall be applicable to Wells with Completion Deadlines that are 180 Days or more after the Effective Date.

(d)                                 If the actual completion of the initial Planned Well at a particular Planned Well Pad is delayed more than 30 Days after the Target Completion Date for such Planned Well Pad and the Gathering System is connected to such Planned Well Pad and available to commence providing the Services with respect to all Dedicated Production from such Planned Well prior to the date such initial Planned Well has reached its projected depth and is ready for completion, Gatherer shall be entitled to a fee equal to interest per annum at the Wall Street Journal prime rate on the incremental cost and expense incurred by Gatherer to procure, construct and install the relevant rights and facilities to connect to such Planned Well Pad and to cause such facilities to be available to commence providing Services thereto for the number of Days after the Target Completion Date until the Day that the first Well at such Planned Well Pad is completed; provided, however, that if such first Well has not been completed by the date that is six months after the Target Completion Date for such Well or, as of an earlier date, Shipper notifies Gatherer that it has elected not to complete any Planned Wells at such Planned Well Pad, Shipper shall pay to Gatherer an amount equal to 115% of all reasonable incremental costs and expenses incurred by Gatherer in procuring, constructing and installing such rights and facilities to connect the Gathering System to such Planned Well Pad and to cause such facilities to be available to commence providing Services thereto, and Gatherer shall assign, transfer, and deliver to Shipper all rights and facilities (including equipment, materials, work in progress, and completed construction) the costs and expenses of which have so been paid by Shipper, to Shipper.  If Shipper so pays Gatherer and later completes a Well at such Planned Well Pad, or if such facilities are later used to connect a completed Well at a different Planned Well Pad or for a third party, Gatherer shall refund to Shipper such amount paid by Shipper, and Shipper shall retransfer such rights and facilities to Gatherer.

(e)                                  A Connection Notice shall be deemed to have been given for the Planned Wells set forth on Exhibit H hereto, the Target Completion Date for which shall be as set forth Exhibit H.  Such Connection Notice shall be deemed to have been given for each such Planned Well 180 Days prior to such Target Completion Date.

(f)                                   Shipper shall have right to specify in the Development Plan or in a Connection Notice that Dedicated Gas produced from a particular Well be redelivered to Shipper at a particular Delivery Point, including a Delivery Point on any Downstream Pipeline.  Gatherer shall be obligated, at Gatherer’s cost, to provide connections to the Delivery Points set forth on Exhibit B.  If Shipper specifies that Shipper’s Gas is to be delivered to a Delivery Point not described on Exhibit B that is not at such time connected to the Gathering System, Gatherer shall, at Shipper’s sole cost, risk, and expense, provide a connection to such Delivery Point.  All such Delivery Points shall be provided with all interconnection facilities and other Delivery Point facilities (including any Measurement Facilities), and with sufficient capacities, necessary to permit Shipper’s Gas to be redelivered at such Delivery Point in accordance with this Agreement (with all expansions of capacity at such Delivery Points, including the Delivery Points described on Exhibit B, being at Shipper’s sole, cost, risk, and expense).  Subject to the foregoing, Gatherer shall connect each Well to the Gathering System such that Gas from such Well can be redelivered to the Delivery Point described in the Development Plan.

Section 3.4                                   Compression.

(a)                                 The Gathering System Plan will describe the compression facilities that will be required to compress Dedicated Gas upstream of the Delivery Points or any System High Pressure Line in order for the Gathering System to be operated at the pressures specified in Section 8.1 and to permit Dedicated Gas to enter the facilities of the Downstream Pipelines or Processing Plants, as applicable (“Required Compressor Stations”).  Gatherer shall install each such Required Compressor Station as directed by Shipper and shall operate and maintain each Required Compressor Station (each such Required Compressor Station so installed by Gatherer, a “System Compressor Station”).  Notwithstanding the foregoing, Gatherer shall not be obligated to install any Required Compressor Station during the ten year period immediately prior to the scheduled termination of this Agreement unless Shipper agrees that this Agreement shall remain in effect beyond the scheduled termination thereof as to such Required Compressor Station only and the Minimum Compression Revenue Commitment with respect thereto until the 10th anniversary of the placement in service of such Required Compressor Station.  To the extent that Shipper does not direct Gatherer to install any Required Compressor Station as, when, and where described in the Gathering System Plan and as a consequence the Gathering System is not capable of operating in accordance with the obligations of Gatherer with respect to pressures that are set forth in Sections 8.1 and 8.2, Gatherer shall be relieved from such obligations.  For the avoidance of doubt, Gatherer shall have the right at any time to add additional compressor stations to the Gathering System, and to add compression capacity at any System Compressor Station in addition to the capacity that Shipper has directed to be installed at such System Compressor Station, as it deems necessary or appropriate to provide the Services and such services as it is providing in respect of Third Party Production.  Shipper must pay the Compression Fee with respect to all its Gas that is compressed using such additional compressor stations or using such additional capacity, but such additional compressor stations or additional capacity shall not be included for purposes of calculating the Minimum Compression Volume Commitment, and the Compression Fee paid by Gatherer for its Gas compressed using such additional compressor stations or additional capacity shall not count toward the Minimum Compression Revenue Commitment.

(b)                                 The Parties acknowledge that inlet Measurement Facilities and a slug catcher have not been installed at the System Compressor Station referred to in the Initial Gathering Plan as the Bluestone Compressor Station.  Shipper agrees that if it sells or otherwise transfers any Well upstream of the Bluestone Compressor Station such that Gas owned by a third party is being gathered to the Bluestone Compressor Station, Gatherer will install such Measurement Facilities and a slug catcher at the Bluestone Compressor Station, and Shipper will reimburse Gatherer’s reasonable costs of doing so.

Section 3.5                                   High Pressure Services.  The Gathering System Plan will describe the High Pressure gathering pipelines that Gatherer determines are necessary or appropriate to connect the Gathering System to the Gas Delivery Points required by Shipper and to redeliver the volumes of Dedicated Gas to be redelivered at such Delivery Points in the most efficient manner (“Required High Pressure Lines”).  Gatherer shall install each such Required High

Pressure Line, together with the associated Required Compressor Stations, as directed by Shipper and shall operate and maintain each Required High Pressure Line (each such Required High Pressure Line so installed by Gatherer, a “System High Pressure Line”).  Notwithstanding the foregoing, Gatherer shall not be obligated to install any Required High Pressure Line during the ten year period immediately prior to the scheduled termination of this Agreement unless Shipper agrees either that this Agreement shall remain in effect beyond the scheduled termination thereof as to such Required High Pressure Line only and the Minimum High Pressure Revenue Commitment with respect thereto until the 10th anniversary of the placement in service of such Required High Pressure Line.  To the extent that Shipper does not direct Gatherer to install any Required High Pressure Line as, when, and where described in the Gathering System Plan and as a consequence the Gathering System is not capable of operating in accordance with the obligations of Gatherer with respect to pressures that are set forth in Sections 8.1 and 8.2, Gatherer shall be relieved from such obligations.  For the avoidance of doubt, Gatherer shall have the right at any time to add additional High Pressure gathering pipelines to the Gathering System as it deems necessary or appropriate to provide the Services and such services as it is providing in respect of Third Party Production.  Shipper must pay the High Pressure Gathering Fee with respect to all its Gas that is gathered through such additional High Pressure gathering pipelines, but such additional High Pressure Gathering Pipelines shall not be included for purposes of calculating the Minimum High Pressure Volume Commitment, and the High Pressure Gathering Fee paid by Gatherer for its Gas gathered through such additional High Pressure gathering pipelines shall not count toward the Minimum High Revenue Commitment.

Section 3.6                                   Liquids Gathering.  If Gatherer provides Liquid Hydrocarbons gathering pursuant to Section 2.5(c), Shipper is responsible for the construction, ownership, and operation of (a) all facilities for the separation and/or collection of Liquid Hydrocarbons at the wellhead and the Well site storage of such liquids and (b) the pumps located at each Receipt Point to transfer Liquid Hydrocarbons from such storage into the Gathering System.  Shipper shall ensure that pumps have sufficient capacity and are operated in a manner sufficient to cause the Liquid Hydrocarbons received into the Gathering System to be redelivered into the tanks located at the Liquid Hydrocarbons Delivery Points.  Shipper shall cause Liquid Hydrocarbons to be received into the Gathering System at reasonably uniform rates of flow and to provide Gatherer reasonable notice of material increases or decreases in such rates of flow.

Section 3.7                                   Production Removed for Lease Operations.  Gatherer shall use commercially reasonable efforts to accommodate, at the cost and expense of Shipper, any request by Shipper to redeliver to Shipper any Production that has been received into the Gathering System that Shipper desires to use in lease operations, including for drilling and fractionation fuel.  Shipper shall be responsible for the construction, ownership, and operation of facilities to transport such Production from the point of redelivery of such production from the Gathering System to the lease sites where such Production will be used.

Section 3.8                                   Right of Way and Access.  Gatherer is responsible for the acquisition of rights of way, crossing permits, licenses, use agreements, access agreements, leases, fee parcels, and other rights in land right necessary to construct, own, and operate the Gathering System, and all such rights in land shall be solely for use by Gatherer and shall not be shared with Shipper, except as otherwise agreed by Gatherer; provided that Shipper hereby grants, without warranty of title, either express or implied, to the extent that it has the right to do so without the incurrence of material expense, an easement and right of way upon all lands covered by the Dedicated Properties, for the purpose of installing, using, maintaining, servicing, inspecting, repairing, operating, replacing, disconnecting, and removing all or any portion of the Gathering System, including all pipelines, meters, and other equipment necessary for the performance of this Agreement; provided, further, that the exercise of these rights by Gatherer shall not unreasonably interfere with Shipper’s lease operations or with the rights of owners in fee, and will be subject to Shipper’s safety and other reasonable access requirements applicable to Shipper’s personnel.  Shipper shall not have a duty to maintain the underlying agreements (such as leases, easements, and surface use agreements) that such grant of easement or right of way to Gatherer is based upon, and such grants of easement or right of way will terminate if Shipper loses its rights to the property, regardless of the reason for such loss of rights.  Notwithstanding the foregoing, (i) Shipper will assist Gatherer to secure replacements for such terminated grants of easement or right of way, in a manner consistent with the cooperation requirements of Section 3.9, (ii) to the extent that Shipper agrees that Gatherer’s Measurement Facilities may be located on Shipper’s Well Pad sites, Shipper shall be responsible for obtaining any necessary rights to locate such Measurement Facilities on such Well Pad sites, and (iii) Shipper shall use reasonable efforts to involve Gatherer in Shipper’s negotiations with the owners of lands covered by the Dedicated Properties so that Shipper’s surface use agreements and Gatherer’s rights of way with respect to such lands can be concurrently negotiated and obtained.

Section 3.9                                   Cooperation.  Because of the interrelated nature of the actions of the Parties required to obtain the necessary permits and authorizations from the appropriate Governmental Authorities and the necessary consents, rights of way and other authorizations from other Persons necessary to drill and complete each Planned Well and construct the required extensions of the Gathering System to each Planned Well Pad, the Parties agree to work together in good faith to obtain such permits, authorizations, consents and rights of way as expeditiously as reasonably practicable, all as provided herein.  The Parties further agree to cooperate with each other and to communicate regularly regarding their efforts to obtain such permits, authorizations, consents and rights of way.

ARTICLE 4
TERM

Section 4.1                                   Term.  This Agreement shall become effective on the Effective Date and, unless terminated earlier by mutual agreement of the Parties, shall continue in effect until the twentieth (20th) anniversary of the Effective Date and from year to year thereafter (with the initial term of this Agreement deemed extended for each of any such additional year) until such time as this Agreement is terminated, effective upon an anniversary of the Effective Date, by notice from either Party to the other Party on or before the one hundred eightieth (180th) Day prior to such anniversary.

ARTICLE 5
FEES AND CONSIDERATION

Section 5.1                                   Fees.

(a)                                 Subject to the other provisions of this Agreement, including Section 5.1(d), Shipper shall pay Gatherer each Month in accordance with the terms of this Agreement, for all Services provided by Gatherer during such Month, an amount equal to the sum of the following:

(i)                                     The product of (A) the aggregate volume of Gas, stated in Mcf, received by Gatherer from Shipper or for Shipper’s account at each Receipt Point during such Month multiplied by (B) $0.30 (provided that such fee shall be discounted by fifty percent (50%) for Gas removed from the Gathering System for use lease operations fuel in accordance with Section 3.7) (as such fee may be increased or decreased in accordance with Section 5.1(b), the “Gathering Fee”);

(ii)                                  The product of (A) the aggregate volume of Gas, stated in Mcf, received from Shipper or for Shipper’s account entering any System High Pressure Line during such Month multiplied by (B) $0.18 (as may be increased or decreased in accordance with Section 5.1(b), the “High Pressure Gathering Fee”);

(iii)                               The product of (A) the aggregate volume of Gas, stated in Mcf, received from Shipper or for Shipper’s account and compressed and dehydrated at each System Compressor Station during such Month multiplied by (B) $0.18 (as may be increased or decreased in accordance with Section 5.1(b), the “Compression Fee”); and

(iv)                              If Gatherer is providing Liquid Hydrocarbons gathering Services pursuant to Section 2.5(c) the product of (A) the aggregate volume of Liquid Hydrocarbons, stated in Barrels, received from Shipper or for Shipper’s account entering the Gathering System during such Month multiplied by (B) the fee for such Services stated in Gatherer’s Proposal Notice (as may be increased or decreased in accordance with Section 5.1(b), the “Liquids Gathering Fee”).

(b)                                 After each of the first five (5) Contract Years, one hundred percent (100%), and after the sixth (6th) Contract Year and each Contract Year thereafter, fifty-five percent (55%), of the Gathering Fee, High Pressure Gathering Fee, Compression Fee, and Liquids Gathering Fee shall be adjusted up or down on an annual basis in proportion to the percentage change, from the preceding year, in the All Items Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average, 1982-84 = 100, as published by the United States Department of Labor, Bureau of Labor Statistics (“CPI”). Such adjustment shall be made effective upon the first Day of each Contract Year commencing in the Contract Year beginning in 2014, and shall reflect the percentage change in the CPI as it existed for June of the preceding Contract Year from the CPI for the second immediately preceding June; provided, however, that the Gathering Fee, High Pressure Gathering Fee, Compression Fee, and Liquids Gathering Fee shall never be less than the initial fees stated in Section 5.1(a); nor shall such fees be increased or decreased by more than 3% in any given Contract Year.

(c)                                  Subject to the other provisions of this Agreement, including Section 5.1(d), Shipper shall pay Gatherer the actual cost of electricity used as Fuel and allocated to Shipper in accordance with Section 6.2.

(d)                                 Notwithstanding the foregoing provisions of this Section 5.1:

(i)                                     If, with respect to any Contract Year with respect to which there is a Minimum High Pressure Revenue Commitment, the Minimum High Pressure Revenue Commitment with respect to such Contract Year exceeds the Minimum High Pressure Revenue Credit Amount for such Contract Year, then Shipper shall pay to Gatherer, on or before the 30th Day after receipt of Gatherer’s invoice therefor (which shall be delivered not more than sixty (60) Days after the end of the relevant Contract Year), an amount equal to such excess.

(ii)                                  If, with respect to any Contract Year with respect to which there is a Minimum Compression Revenue Commitment, the Minimum Compression Revenue Commitment with respect to such Contract Year exceeds the Minimum Compression Revenue Credit Amount for such Contract Year, then Shipper shall pay to Gatherer, on or before the 30th Day after receipt of Gatherer’s invoice therefor (which shall be delivered not more than sixty (60) Days after the end of the relevant Contract Year), an amount equal to such excess.

(e)                                  All Services for which specific prices are not set forth in Section 5.1(a), including any required treating of Production and the handling and treatment of Condensate recovered from the Gathering System but excluding Liquid Hydrocarbons gathering, shall be priced on a cost of service basis as set forth in this Section 5.1(e).  In addition, notwithstanding the foregoing provisions of this Section 5.1 or any other provision to the contrary in this Agreement, Gatherer shall have the right to elect to be paid for some or all Services, but excluding Liquid Hydrocarbons gathering, on a cost of service basis to the extent set forth in this Section 5.1(e).  Gatherer shall have the right to elect to be paid on a cost of service basis (i) for any Services other than Services offered in respect of the Wells and Planned Wells set forth in the Initial Development Plan, all of which Services shall be performed for the volumetric fees, subject to the minimum volumes, set forth in Section 5.1(a) and Section 5.1(d), and (ii) any compression services in respect of the Wells and Planned Wells set forth in the Initial Development Plan if Gatherer determines in good faith that, if such services were to be performed for the volumetric fees, and subject to the minimum volumes, set forth in Section 5.1(a) and Section 5.1(d), it would receive a rate of return on its capital expenditures for such System Compressor Station of less than 13% over the period of 84 months after such System Compressor Station is placed into service.  With respect to such Services, Gatherer may elect, by notice to Shipper at least three Months prior to the placement in service of the relevant facilities or parts of the Gathering System, or, in the case of any gathering facilities by Gatherer acquired pursuant to Section 2.5(a), in the notice given by Gatherer in accordance with such Section that Gatherer will acquire such gathering facilities, to be paid on a cost of service basis for the Services specified in such notice commencing with their placement in service or with the acquisition of such facilities, as applicable, and continuing for the remaining term of this Agreement, but only with respect to the facilities so acquired and/or discrete parts of the Gathering System (each, a “CS Facility”) that are placed into service after such notice.  The

Services specified in such notice may be of any scope determined by Gatherer in its sole discretion and may include all eligible Services or any part thereof and may include, by way of example only, gathering Services with respect to a particular Well or group of Wells, compression Services and/or High Pressure Services with respect to a particular System Compressor Station and/or System High Pressure Line, all Services of a particular type, and any other subset of the Services determined by Gatherer, in each case subject to the foregoing sentence.  All Services provided from time to time on a cost of service basis shall be bundled together for purposes of calculating a single Monthly cost of service fee (the “Cost of Service Fee”), which shall be calculated with respect to each Contract Year as set forth in Exhibit I attached hereto.

ARTICLE 6
ALLOCATIONS

Section 6.1                                   Allocation of Lost and Unaccounted For Gas.  Lost and Unaccounted For Gas shall be allocated, on a Monthly basis, among all Receipt Points on each System Segment pro rata based upon the Thermal Content of all Gas received at all System Receipt Points on such System Segment during such Month.  Total Lost and Unaccounted For Gas with respect to each System Segment shall be determined by subtracting from the sum of the total Thermal Content of Gas received at all System Receipt Points on such System Segment during such Month the sum of (i) the Thermal Content of Gas actually delivered to all System Delivery Points on such System Segment during such Month, (ii) the Thermal Content of Condensate recovered from such System Segment during such Month (other than Condensate vaporized and reinjected into the Gas stream), and (iii) the Thermal Content of Gas used for Fuel on such System Segment, if any, during such Month.  Lost and Unaccounted For Gas shall be allocated, on a Monthly basis, to each Receipt Point based upon a fraction, the numerator of which is the total Thermal Content of Gas measured at such Receipt Point during such Month, and the denominator of which is the total Thermal Content of Gas measured at all System Receipt Points on the System Segment on which such Receipt Point is located during such Month.

Section 6.2                                   Allocation of Fuel.  Gatherer shall allocate Fuel (included Gas used as Fuel and the cost of electricity used as Fuel), on a Monthly basis, to each Receipt Point upstream of a System Compressor Station on a pro rata basis, based upon a fraction, the numerator of which is the total volume of Gas measured at such Receipt Point during such Month, and the denominator of which is the total volume of Gas measured at all System Receipt Points upstream of such System Compressor Station during such Month.  Gas consumed for Fuel shall be determined based actual measurements of Fuel consumption.

Section 6.3                                   Allocation of Condensate Recovered from the Gathering System.  Gatherer shall allocate the volume of Condensate collected from any System Segment (or from facilities at compressor stations downstream of System Delivery Points on such System Segment and allocated to the Gathering System by the operator of such compressor station) to each System Receipt Point on such System Segment during the applicable Month based on a fraction, the numerator of which is the theoretical volume of Condensate attributable to such System Receipt Point during such Month and the denominator of which is the total theoretical volume of Condensate for all such System Receipt Points on such System Segment during such Month.  The theoretical volume of Condensate at each System Receipt Point shall be determined by multiplying the total volume of Gas (in Mcf) received at the applicable System Receipt Point during the applicable Month by the Gallons per Mcf of pentanes and heavier components in such Gas determined at the relevant System Receipt Point on such System Segment.

Section 6.4                                   Allocation of Liquid Hydrocarbons.

(a)                                 Subject to Section 6.4(b), if Gatherer is providing Liquid Hydrocarbons gathering pursuant to Section 2.5(c), Gatherer shall allocate the volume of Liquid Hydrocarbons gathered to or delivered into storage tanks at each Delivery Point to each System Receipt Point upstream of such Delivery Point during the applicable Month based on a fraction, the numerator of which is the volume of Liquid Hydrocarbons received at such System Receipt Point and the numerator of which is the total volumes of Liquid Hydrocarbons received at all such System Receipt Points during such Month.

(b)                                 If Gatherer is providing Liquid Hydrocarbons gathering pursuant to Section 2.5(c), Gatherer shall not commingle Shipper’s Liquid Hydrocarbons received at the Receipt Points with Liquid Hydrocarbons constituting Third Party Production if the resulting commingled stream would have a market value that is materially less than the market value a stream composed solely of Shipper’s Liquid Hydrocarbons would have, unless Gatherer has provided by notice to Shipper a written allocation methodology that ensures that Shipper is allocated a portion of the commingled stream that would enable it to realize a market value that reasonably approximates the market value of such stream composed solely of Shipper’s Liquid Hydrocarbons.  From and after the delivery of such notice, Gatherer shall have the right to commingle such Liquid Hydrocarbons and shall apply such allocation methodology to such commingled stream.

ARTICLE 7
CERTAIN RIGHTS AND OBLIGATIONS OF PARTIES

Section 7.1                                   Operational Control of Gatherer’s Facilities.  Gatherer shall design, construct, own, operate, and maintain the Gathering System at its sole cost and risk.  Gatherer shall be entitled to full and complete operational control of its facilities and shall be entitled to schedule deliveries and to operate and reconfigure its facilities in a manner consistent with its obligations under this Agreement.

Section 7.2                                   Maintenance.  Gatherer shall be entitled, without liability, to interrupt its performance hereunder to perform necessary or desirable inspections, pigging, maintenance, testing, alterations, modifications, expansions, connections, repairs or replacements to its facilities as Gatherer deems necessary (“Maintenance”), with reasonable notice provided to Shipper, except in cases of emergency where such notice is impracticable or in cases where the operations of Shipper will not be affected.  Before the beginning of each calendar year, Gatherer shall provide Shipper in writing with a projected schedule of the Maintenance to be performed during the year and the anticipated date of such Maintenance.  On or before the 10th Day before the end of each Month, Gatherer shall provide Shipper with its projected maintenance schedule for the following Month.

Section 7.3                                   Firm Capacity Production; Capacity Allocations on the Gathering System.  Subject to the capacity allocations set forth in this Section 7.3, Gatherer has the right to contract with other Persons for the delivery of Third Party Production to the Gathering System, including the delivery of Firm Capacity Production.  If the volume of Gas or Liquid Hydrocarbons, as applicable, available for delivery into any System Segment exceeds the capacity of such System Segment at any point relevant to Gatherer’s service to Shipper hereunder, then Gatherer shall interrupt or curtail receipts of Production in accordance with the following:

(a)                                 First, Gatherer shall curtail all Interruptible Production prior to curtailing Firm Capacity Production.

(b)                                 Second, if additional curtailments are required beyond Section 7.3(a) above, Gatherer shall curtail Firm Capacity Production.  In the event Gatherer curtails some, but not all Firm Capacity Production on a particular Day, Gatherer shall allocate the capacity of the applicable point on the relevant System Segment available to such shippers of Firm Capacity Production, including Dedicated Production, on a pro rata basis based upon Shipper’s and the other shippers’ of Firm Capacity Production average of the confirmed nominations for the previous fourteen (14) Day period of Firm Capacity Production prior to the event causing the curtailment.

Section 7.4                                   Arrangements After Redelivery.  It shall be Shipper’s obligation to make any required arrangements with other parties for delivery of Shipper’s Production to the Receipt Points and Delivery Point Gas following delivery by Gatherer at the Delivery Points.

Section 7.5                                   Line Pack.  To the extent that it is necessary, in order for Gatherer to commence operations of new segments of the Gathering System, for Production to be used as line fill, Shipper shall provide such line fill to Gatherer.

ARTICLE 8
PRESSURES AT RECEIPT POINTS AND DELIVERY POINTS

Section 8.1                                   Pressures at Receipt Points.  Gatherer shall not operate the Gas Gathering System in such a manner as to cause the average pressure at any Receipt Point in any Month to exceed the lower of (a) two hundred (200) psig and (b) fifty (50) psig above the average suction pressure, as measured at the first separator or slug catcher upstream of any compression suction valve or any other valve that can be partially closed, at the nearest System Compressor Station downstream of such Receipt Point during such Month.  Subject to the foregoing, Shipper shall deliver or cause to be delivered Gas to each Receipt Point at sufficient pressure to enter the Gathering System against its operating pressure.

Section 8.2                                   Pressures at Delivery Points.  All System Compressor Stations (a) shall be designed for a suction pressure of from one hundred (100) psig to one hundred forty (140) psig and (b) shall be designed for and shall be operated at a discharge pressure sufficient to effect delivery to the relevant Downstream Pipeline or Processing Plant.

Section 8.3                                   Shipper Facilities.  Shipper, at its own expense, shall construct, equip, maintain, and operate all facilities (including separation, line heaters, and/or compression equipment) necessary to deliver Dedicated Production to Gatherer at the Receipt Points.  Shipper

shall install and maintain sufficient pressure regulating equipment upstream of the Receipt Points in order to keep the pressure of the Gas delivered to Gatherer at the Receipt Points from exceeding the maximum allowable operating pressure at the applicable Receipt Point.  Gatherer shall design the Gas Gathering System to ANSI 300 standards or higher such that the maximum allowable operating pressure at each Receipt Point shall be not less than 740 psig.

ARTICLE 9
NOMINATION AND BALANCING

Section 9.1                                   Gatherer Notifications.  On or before the fifth (5th) Day prior to the end of each Month, Gatherer shall provide written notice to Shipper of Gatherer’s good faith estimate of any capacity allocations or curtailments for the any System Segment, if any, that, based on then currently available information, Gatherer anticipates will be required or necessary during the next Month, including as a result of any Maintenance.  Gatherer shall use all reasonable efforts to provide 48 hours advance notice of any actual event requiring allocation or curtailment, including Maintenance.

Section 9.2                                   Nominations.  On or before the second (2nd) Day prior to the end of each Month, Shipper shall provide to Gatherer nominations for deliveries of Dedicated Production to the Receipt Points and the delivery of Delivery Point Gas to the specified Delivery Points during the next Month.  Shipper shall have the right to change such nominations at any time subject to the requirements of the Persons receiving Delivery Point Gas downstream of the Delivery Points and subject to changes in wellhead volumes being delivered into the system.

Section 9.3                                   Balancing.  Gatherer will maintain records of any Daily and Monthly variances (“Imbalances”) between the volume of Dedicated Gas received at the Receipt Points and the volumes of Delivery Point Gas, plus Lost and Unaccounted for Gas, Fuel, and Condensate allocated to Shipper.  Shipper shall make such changes in its nominations as Gatherer may from time to time reasonably request to maintain Daily and Monthly balances or to correct an Imbalance.  Shipper shall reimburse Gatherer for any cost, penalty, or fee arising from any Imbalance assessed against Gatherer by any Person receiving Dedicated Production downstream of the Delivery Points, except to the extent such Imbalance was caused by Gatherer. Upon the termination of this Agreement or at such other time as the Parties agree the Parties shall cash out any cumulative Imbalance using the applicable Index Price for the prior Month.

ARTICLE 10
QUALITY

Section 10.1                            Receipt Point Gas Quality Specifications.  Gas delivered by Shipper to the Receipt Points shall meet the following specifications (collectively, the “Gas Quality Specifications”):

(a)                                 The Gas shall not contain any of the following in excess of: one-quarter (1/4) grain of hydrogen sulfide per hundred (100) cubic feet; one (1) grain of total sulfur per hundred (100) cubic feet; two one-hundredths of one percent (0.02%) by volume of oxygen; or two percent (2%) by volume of nitrogen.

(b)                                 The total of all non-hydrocarbon gases shall not exceed three percent (3%) by volume.

(c)                                  The temperature of the Gas at the Receipt Point shall not be in excess of one hundred twenty (120) degrees Fahrenheit.

(d)                                 The Gas shall be free of solids, sand, salt, dust, gums, crude oil, and hydrocarbons in the liquid phase, and other objectionable substances which may be injurious to pipelines or which may interfere with the measurement, transmission or commercial utilization of said Gas.

Except for items (a) through (d) above, such Gas shall meet the most restrictive quality specifications required from time to time by the Downstream Pipelines receiving Delivery Point Gas, except for water vapor content, for which there shall be no specification applicable at the Receipt Points.

Section 10.2                            Non-Conforming Gas.   If any Gas delivered by Shipper fails at any time to conform to the Gas Quality Specifications, then Gatherer will have the right to immediately discontinue receipt of such non-conforming Gas so long as such Gas continues to be non-conforming.  Shipper agrees to undertake commercially reasonable measures to eliminate the cause of such non-conformance.  If Shipper fails to remedy such non-conformance, but such Gas conforms to all specifications other than hydrocarbon dew point and/or Gross Heating Value, then Gatherer agrees to (i) use commercially reasonable efforts to blend and commingle such Gas with other Gas in the Gathering System so that it meets the applicable specifications and (ii) if such Gas cannot be brought into compliance with such blending will continue to accept and redeliver such Gas to the Delivery Points that will accept such non-conforming Gas as long as (A) no harm is done to the Gathering System, (B) no harm is done to other shippers or their Gas, and (C) other shippers are not prevented from nominating Gas to their preferred Delivery Point.  In the event that Gatherer takes receipt of non-conforming Gas, Shipper agrees to be responsible for, and to defend, indemnify, release, and hold Gatherer and its Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees harmless from and against, all claims and losses of whatever kind and nature resulting from such non-conforming Gas.

Section 10.3                            Delivery Point Gas Quality Specifications.  Gatherer shall redeliver the Delivery Point Gas that it is required to redeliver to Shipper at the Delivery Points meeting the Gas Quality Specifications, provided that Shipper delivers Gas to Gatherer at the Receipt Points which meets the Gas Quality Specifications.

Section 10.4                            Liquid Hydrocarbons Quality Requirements.  Liquid Hydrocarbons delivered by Shipper to the Receipt Points shall have gravity, viscosity, and other properties such that it is readily susceptible to gathering and handling through Gatherer’s existing facilities and such that it will not adversely affect the quality of Liquid Hydrocarbons received from other shippers or cause any material disadvantage to other shippers or Gatherer.  If any Liquid Hydrocarbons delivered by Shipper fails at any time to conform to the foregoing requirements, then Gatherer will have the right to immediately discontinue receipt of such non-conforming Liquid Hydrocarbons so long as such Liquid Hydrocarbons continues to be non-conforming.  Shipper agrees to undertake commercially reasonable measures to eliminate the cause of such non-conformance.  Gatherer shall ensure that the Liquid Hydrocarbons of other shippers are also required to meet the foregoing standards.

Section 10.5                            Greenhouse Gas Emissions.  Notwithstanding anything contained in this Agreement to the contrary, in the event there is an enactment of, or change in, any law after the Effective Date of this Agreement which, in Gatherer’s reasonable determination, results in (a) a Governmental Authority requiring Gatherer to hold or acquire emission allowances or their equivalent related to the carbon dioxide content or emissions or the greenhouse gas content or emissions attributable to Shipper’s Production and/or the gathering, or transportation of such Production (collectively, “Shipper’s GHG Emissions”) or (b) Gatherer incurring any costs or expenses attributable to Shipper’s Production, including any costs or expenses for disposal or treating of carbon dioxide attributable to such Production, or any other additional economic burden being placed on Gatherer in connection with or related to Shipper’s GHG Emissions, including any tax, assessment, or other cost or expense (collectively, “Emissions Charges”), then (i) Shipper will use reasonable efforts to provide any required emissions allowances or their equivalent to Gatherer in a timely manner (and shall indemnify and hold harmless Gatherer from against any Losses, including any expenses incurred by Gatherer in acquiring such allowances in the marketplace, arising out of Shipper’s failure to so provide such allowances) and (ii) Shipper shall be fully responsible for such Emissions Charges and shall reimburse Gatherer for any Emissions Charges paid by Gatherer within ten (10) Days of receipt of Gatherer’s invoice.

ARTICLE 11
MEASUREMENT EQUIPMENT AND PROCEDURES

Section 11.1                            Equipment.  Gatherer shall install, own, operate, and maintain Measurement Facilities to measure Production at all the System Receipt Points and shall ensure that the relevant Downstream Pipeline or Processing Plant installs, owns, operates, and maintains Measurement Facilities at the System Delivery Points (but downstream of any slug catcher) for Gas.  Measurement Facilities at the Receipt Points shall meet current industry standards for custody transfer measurement.  Shipper shall have the right to install check Measurement Facilities at each Receipt Point, including the right to install check measurement equipment on Gatherer’s meter tubes and orifice unions.

Section 11.2                            Gas Measurement Standards.  The following standards shall apply to the measurement of Gas hereunder:

(a)                                 Where measurement is by orifice meter, all fundamental constants, observations, records, and procedures involved in the determination and/or verification of the quantity and other characteristics of the Gas delivered hereunder shall be in accordance with the standards prescribed in the latest edition of A.G.A. Report No. 3 (ANSI/API 2530) “Orifice Metering of Natural Gas” with any revisions, amendments or supplements as may be mutually acceptable to the Parties.

(b)                                 Where measurement is by ultrasonic meter, all fundamental constants, observations, records, and procedures involved in the determination and/or verification of the quantity and other characteristics of the Gas delivered hereunder shall be in accordance with the standards prescribed in the latest edition of A.G.A. Report No. 9 “Measurement of Gas by Multi

Path Ultrasonic Meters” with any revisions, amendments or supplements as may be mutually acceptable to the Parties.

(c)                                  The changing and integration of the charts (if utilized for measurement purposes hereunder) and calibrating and adjusting of meters shall be performed by Gatherer.

Section 11.3                            Liquid Hydrocarbons Measurement Standards.  The following standards shall apply to the measurement of Liquid Hydrocarbons hereunder:

(a)                                 Measurement Devices used in the measurement of Liquid Hydrocarbons shall be designed, installed, and operated in accordance with specifications of the American Petroleum Institute Manual of Petroleum Measurement Standards or other applicable industry standards, as amended from time to time.

(b)                                 The quality and gravity of Liquid Hydrocarbons shall be determined from laboratory analyses of representative samples following the calculation procedures in American Petroleum Institute Manual of Petroleum Measurement Standards or other applicable industry standards

Section 11.4                            Gas Measurement.

(a)                                 The unit of volume for measurement of Gas delivered hereunder shall be one Mcf at a base temperature of 60 degrees Fahrenheit and at an absolute pressure of 14.73 psia and without adjustment for water vapor content.  It is agreed that for the purposes of measurement and computations hereunder, (a) the atmospheric pressure shall be based on the atmospheric pressure determined and used by Downstream Pipelines at the Delivery Point(s) regardless of the atmospheric pressure at which the Gas is measured and (b) all measurements and testing performed hereunder shall all be made by Gatherer in accordance with applicable rules, regulations, and orders.

(b)                                 Gatherer’s Measurement Facilities at the System Receipt Points shall be spot samplers, continuous samplers, or gas chromatographs, as Gatherer shall in its discretion determine, subject to the minimum requirements set forth in the following three sentences.  Gatherer shall at least take monthly spot samples at all Measurement Facilities located at System Receipt Points where Gas is received into the Gathering System from a single Well.  At all Measurement Facilities located at System Receipt Points where Gas is received into the System from more than one Well, Gatherer shall at least (i) take monthly spot samples if such Measurement Facilities measure less than five thousand (5,000) Mcf per Day, (ii) use continuous samplers if such Measurement Facilities measure from five thousand (5,000) to twenty thousand (20,000) Mcf per Day, and (iii) use gas chromatographs if such Measurement Facilities measure more than twenty thousand (20,000) Mcf per Day.  Measurement at the System Delivery Points shall be done using continuous samplers (for Measurement Facilities metering less than twenty thousand (20,000) Mcf per Day) and online gas chromatographs (for Measurement Facilities metering twenty thousand (20,000) Mcf or more per Day).  Gatherer shall procure or cause to be procured a sample of Gas at each System Delivery Point and analyze the samples by chromatographic analysis to determine the component content (mole percent), specific gravity, and the Thermal Content thereof.  These determinations shall be made utilizing the following standards: (i) Gas Processors Association Obtaining Natural Gas Samples for Analysis by Gas, Publication No. 2166 as amended or supplemented from time to time and (ii) Gas Processors Association Analysis for Natural Gas and Similar Gaseous Mixtures by Gas Chromatography, Publication No. 2161 as amended or supplemented from time to time, or (iii) any other tests that are mutually agreed by Shipper and Gatherer.

(c)                                  The specific gravity of Gas shall be measured by a standard gravity balance in accordance with the provisions of the Natural Gas Processors Association Publication No. 3130, entitled “Standard Method for Determining the Specific Gravity of Gas”, or by a gravitometer employing the “Momentum Method” as described in Chapter VII, “Determination of Specific Gravity”, of the American Gas Association Gas Measurement Manual, 1963, in each case, as such may be amended from time to time.  The specific gravity will be determined and calculated to the nearest one-thousandth (0.001).

(d)                                 The temperature of Gas shall be determined by means of a recording thermometer recording the temperature of such Gas flowing through each measurement meter.  The average temperature to the nearest one degree (1º) Fahrenheit, obtained while Gas is being delivered, will be the applicable flowing Gas temperature for the period under consideration.

(e)                                  The deviation of the Gas from Ideal Gas Laws shall be determined in accordance with the A.G.A. Par Research Project NX-19 Report “Manual for the Determination of Supercompressibilty Factors for Natural Gas”, Reprinted 1976, if the composition of the Gas is such to render this procedure applicable.

(f)                                   Physical constants required for making calculations hereunder shall be taken from the Gas Processors Association Table of Physical Properties for Hydrocarbons and Other Compounds of Interest to the Natural Gas Industry, Publication No. 2145 as amended or supplemented from time to time.  Physical constants for the hexanes and heavier hydrocarbons portion of hydrocarbon mixtures shall be assumed to be the same as the physical constants for hexane.

Section 11.5                            Notice of Measurement Facilities Inspection and Calibration.  Each Party shall give reasonable notice to the other Party in order that the other Party may, at its option, have representatives present to observe any reading, inspecting, testing, calibrating or adjusting of Measurement Facilities used in measuring or checking the measurement of receipts or deliveries of Production under this Agreement.  The official electronic data from such Measurement Facilities shall remain the property of the Measurement Facilities’ owner, but copies of such records shall, upon written request, be submitted, together with calculations and flow computer configurations therefrom, to the requesting Party for inspection and verification.

Section 11.6                            Measurement Accuracy Verification.

(a)                                 Each Party shall verify the accuracy of all Measurement Facilities owned by such Party at intervals based upon the following schedule:

(i)                                     semi-annually for Gas Measurement Facilities metering less than one thousand (1,000) Mcf per Day;

(ii)                                  quarterly for Gas Measurement Facilities metering between one thousand (1,000) and five thousand (5,000) Mcf per Day;

(iii)                               monthly for Gas Measurement Facilities metering more than five thousand (5,000) Mcf per Day; and

(iv)                              quarterly for Liquid Hydrocarbons Measurement Facilities.

Neither Party shall be required to cause adjustment or calibration of such equipment more frequently than once per Month, unless a special test is requested pursuant to Section 11.7.

(b)                                 If, during any test of the Measuring Facilities, an adjustment or calibration error is found which results in an incremental adjustment to the calculated flow rate through each meter run in excess of one percent (1%) of the adjusted flow rate (whether positive or negative and using the adjusted flow rate as the percent error equation denominator), then any previous recordings of such equipment shall be corrected to zero error for any period during which the error existed (and which is either known definitely or agreed to by the Parties) and the total flow for the period redetermined in accordance with the provisions of Section 11.8.  If the period of error condition cannot be determined or agreed upon between the Parties, such correction shall be made over a period extending over the last one half of the time elapsed since the date of the prior test revealing the one percent (1%) error.

(c)                                  If, during any test of any Measurement Facilities, an adjustment or calibration error is found which results in an incremental adjustment to the calculated hourly flow rate which does not exceed one percent (1%) of the adjusted flow rate, all prior recordings and electronic flow computer data shall be considered to be accurate for quantity determination purpose.

Section 11.7                            Special Tests.  In the event a Party desires a special test (a test not scheduled by a Party under the provisions of Section 11.6) of any Measurement Facilities, seventy-two (72) hours advance notice shall be given to the other Party and both Parties shall cooperate to secure a prompt test of the accuracy of such equipment.  If the Measurement Facilities tested are found to be within the range of accuracy set forth in Section 11.6(b), then the Party that requested the test shall pay the costs of such special test including any labor and transportation costs pertaining thereto.  If the Measurement Facilities tested are found to be outside the range of accuracy set forth in Section 11.6(b), then the Party that owns such Measurement Facilities shall pay such costs and perform the corrections according to Section 11.8.

Section 11.8                            Metered Flow Rates in Error.  If, for any reason, any Measurement Facilities are (i) out of adjustment, (ii) out of service, or (iii) out of repair and the total calculated flow rate through each meter run is found to be in error by an amount of the magnitude described in Section 11.6, the total quantity of Production delivered shall be determined in accordance with the first of the following methods which is feasible:

(a)                     By using the registration of any mutually agreeable check metering facility, if installed and accurately registering (subject to testing as provided for in Section 11.6);

(b)                                 Where multiple meter runs exist in series, by calculation using the registration of such meter run equipment; provided that they are measuring Production from upstream and downstream headers in common with the faulty metering equipment, are not controlled by separate regulators, and are accurately registering;

(c)                                  By correcting the error by re-reading of the official charts, or by straightforward application of a correcting factor to the quantities recorded for the period (if the net percentage of error is ascertainable by calibration, tests or mathematical calculation); or

(d)                                 By estimating the quantity, based upon deliveries made during periods of similar conditions when the meter was registering accurately.

Section 11.9                            Record Retention.  The Party owning the Measurement Facilities shall retain and preserve all test data, charts, and similar records for any calendar year for a period of at least twenty-four (24) Months following the end of such calendar year unless applicable law or regulation requires a longer time period or the Party has received written notification of a dispute involving such records, in which case records shall be retained until the related issue is resolved.

Section 11.10                     Access.

(a)                                 Gatherer shall contract with eLynx Technologies or a provider of comparable services reasonably satisfactory to Shipper (the “Monitoring Services Provider”) for remote monitoring of Gas Measurement Facilities, including monitoring of measurement data on an hourly (or more frequent) basis for flow rate, meter pressures, meter temperature, orifice diameter, Gross Heating Value, and composition for importation into PRAMS Plus production software or comparable production software (“Remote Monitoring Data”).

(b)                                 Gatherer shall (i) provide the Monitoring Services Provider access to all of Gatherer’s radio and telephone infrastructure to access and gather all Remote Monitoring Data and (ii) cause the Monitoring Services Provider to allow Shipper to view and access all Remote Monitoring Data on the Monitoring Service Provider’s system, including the ability to poll for Remote Monitoring Data through the Monitoring Services Provider’s system.

(c)                                  Gatherer shall provide Shipper 120 Days’ notice of any termination by Gatherer of its contract with any Monitoring Services Provider.

ARTICLE 12
NOTICES

Section 12.1                            Notices.  Unless otherwise provided herein, any notice, request, invoice, statement, or demand which either Party desires to serve upon the other regarding this Agreement shall be made in writing and shall be considered as delivered (i) when hand delivered, or (ii) when delivery is confirmed by pre-paid delivery service (such as FedEx, UPS, DHL or a similar delivery service), or (iii) if mailed by United States certified mail, postage prepaid, three (3) Business Days after mailing, or (iv) if sent by facsimile transmission, when receipt is confirmed by the equipment of the transmitting Party, or (v) when sent via email; provided, if sent by email after normal business hours or if receipt of a facsimile transmission is confirmed after normal business hours, receipt shall be deemed to be the next Business Day.

Notwithstanding the foregoing, if a Party desires to serve upon the other a notice of default under this Agreement, or if Shipper desires to serve upon Gatherer a Connection Notice, the delivery of such notice shall be considered effective under this Section 12.1 only if delivered by any method set forth in items (i) through (iv) above.  Any notice shall be given to the other Party at the following address, or to such other address as either Party shall designate by written notice to the other:

Shipper:                                                                                                   ANTERO RESOURCES CORPORATION
1625 17th Street
Denver, Colorado 80202

Attn: Chief Financial Officer
Phone: (303) 357-7310
Fax Number: (303) 357-7315

With copy to:                                                                      For gas control, nominations & balancing:
Manager of Gas Marketing

Phone: (303) 357-7310
Fax Number: (303) 357-7315

For accounting, financial, and legal:
Controller

Phone: (303) 357-7310
Fax Number: (303) 357-7315

Gatherer:                                                                                             ANTERO RESOURCES MIDSTREAM LLC
1625 17th Street
Denver, Colorado 80202

Attn: Chief Financial Officer
Phone: (303) 357-7310
Fax Number: (303) 357-7315

For gas control, nominations & balancing:
Manager of Gas Marketing

Phone: (303) 357-7310
Fax Number: (303) 357-7315

For accounting, financial, and legal:
Controller

Phone: (303) 357-7310
Fax Number: (303) 357-7315

ARTICLE 13
PAYMENTS

Section 13.1                            Invoices.  Not later than the tenth (10th) Day following the end of each Month, Gatherer shall provide Shipper with a detailed statement setting forth the volume and Thermal Content of Gas and, if applicable, the volume of Liquid Hydrocarbons received by Gatherer at the Receipt Points in such Month, the volume and Thermal Content of Delivery Point Gas allocated to Shipper and, if applicable, the volume of Liquid Hydrocarbons redelivered to Shipper in such Month, the quantity of Gas and the cost of electricity used as Fuel allocated to Shipper in such Month, the volume and Thermal Content of Lost and Unaccounted For Gas for such Month, and the Gathering Fee, the High Pressure Gathering Fee, the Compression Fee, the Liquids Gathering Fee, and the Cost of Service Fee with respect to such Month, together with measurement summaries and the amount of any Imbalances and all relevant supporting documentation, to the extent available on such tenth (10th) Day (with Gatherer being obligated to deliver any such supporting documentation that is not available on such tenth (10th) Day as soon as it becomes available).  Shipper shall make payment to Gatherer by the last Business Day of the Month in which such invoice is received.  Such payment shall be made by wire transfer pursuant to wire transfer instructions delivered by Gatherer to Shipper in writing from time to time.  If any overcharge or undercharge in any form whatsoever shall at any time be found and the invoice therefor has been paid, Gatherer shall refund any amount of overcharge, and Shipper shall pay any amount of undercharge, within thirty (30) Days after final determination thereof, provided, however, that no retroactive adjustment will be made beyond a period of twenty-four (24) Months from the date of a statement hereunder.

Section 13.2                            Right to Suspend on Failure to Pay.  If any undisputed amount due hereunder remains unpaid for sixty (60) Days after the due date, Gatherer shall have the right to suspend or discontinue Services hereunder until any such past due amount is paid.

Section 13.3                            Audit Rights.  Either Party, on not less than thirty (30) Days prior written notice to the other Party, shall have the right at its expense, at reasonable times during normal business hours, but in no event more than twice in any period of twelve (12) consecutive Months, to audit the books and records of the other Party to the extent necessary to verify the accuracy of any statement, allocation, measurement, computation, charge, payment made under, or obligation or right pursuant to this Agreement.  The scope of any audit shall be limited to transactions affecting Dedicated Production and Delivery Point Gas hereunder and shall be limited to the twenty-four (24) Month period immediately prior to the Month in which the notice requesting an audit was given.  All statements, allocations, measurements, computations, charges, or payments made in any period prior to the twenty-four (24) Month period immediately prior to the Month in which the audit is requested shall be conclusively deemed true and correct and shall be final for all purposes.

Section 13.4                            Payment Disputes.  In the event of any dispute with respect to any payment hereunder, Shipper shall make timely payment of all undisputed amounts, and Gatherer and Shipper will use good faith efforts to resolve the disputed amounts within sixty (60) Days following the original due date.  Any amounts subsequently resolved shall be due and payable within ten (10) Days of such resolution.

Section 13.5                            Interest on Late Payments.  In the event that Shipper shall fail to make timely payment of any sums, except those contested in good faith or those in a good faith dispute, when due under this Agreement, interest will accrue at an annual rate equal to ten percent (10%) from the date payment is due until the date payment is made.

Section 13.6                            Credit Assurance.  Gatherer shall apply consistent evaluation practices to all similarly situated shippers to determine the new Shipper’s financial ability to perform its payment obligations under this Agreement.

(a)                                 If Gatherer has reasonable grounds for insecurity regarding the performance of any obligation by Shipper under this Agreement (whether or not then due), Gatherer may demand Adequate Assurance of Performance from Shipper, which Adequate Assurance of Performance shall be provided to Gatherer within five (5) Days after written request.  If Shipper fails to provide such Adequate Assurance of Performance within such time, then Gatherer may suspend its performance under this Agreement until such Adequate Assurance of Performance is provided.  However, any action by Gatherer shall not relieve Shipper of its payment obligations.  The exercise by Gatherer of any right under this Section 13.6 shall be without prejudice to any claims for damages or any other right under this Agreement.  As used herein, “Adequate Assurance of Performance” means any of the following, in Gatherer’s reasonable discretion:

(i)                                     an irrevocable standby letter of credit in an amount not to exceed an amount that is equal to sixty (60) Days of Shipper’s payment obligations hereunder from a financial institution rated at least A- by S&P or at least A3 by Moody’s in a form and substance satisfactory to Gatherer;

(ii)                                  cash collateral in an amount not to exceed an amount that is equal to sixty (60) Days of Shipper’s payment obligations hereunder to be deposited in an escrow account as designated by Gatherer; Gatherer is hereby granted a security interest in and right of set-off against all cash collateral, which is or may hereafter be delivered or otherwise transferred to such escrow account in connection with this Agreement; or

(iii)                               a guaranty in an amount not to exceed an amount that is equal to sixty (60) Days of Shipper’s payment obligations hereunder reasonably acceptable to Gatherer.

(b)                                 The term of any security provided under this Section 13.6 shall be as reasonably determined by Gatherer, but it shall never exceed sixty (60) Days, after which the security shall terminate (or in the case of cash collateral, be immediately returned by Gatherer to Shipper without further action by either Party).  Nothing shall prohibit Gatherer, however, from requesting additional Adequate Assurance of Performance following the end of any such term, so long as the conditions triggering such a request under this Section 13.6 exist.

(c)                                  Should Shipper fail to provide Adequate Assurance of Performance within five (5) Days after receipt of written demand for such assurance (which shall include reasonable particulars for the demand and documentation supporting the calculation of such amount demanded), then Gatherer shall have the right (notwithstanding any other provision of this

Agreement) to suspend performance under this Agreement until such time as Shipper furnishes Adequate Assurance of Performance.

Section 13.7                            Excused Performance.  Gatherer will not be required to perform or continue to perform services hereunder, and Shipper shall not be obligated to deliver Dedicated Production to the Gathering System (or make any payments required under Section 5.1(d)) in the event:

(a)                                 the other Party has voluntarily filed for bankruptcy protection under any chapter of the United States Bankruptcy Code;

(b)                                 the other Party is the subject of an involuntary petition of bankruptcy under any chapter of the United States Bankruptcy Code, and such involuntary petition has not been settled or otherwise dismissed within ninety (90) Days of such filing; or

(c)                                  the other Party otherwise becomes insolvent, whether by an inability to meet its debts as they come due in the ordinary course of business or because its liabilities exceed its assets on a balance sheet test; and/or however such insolvency may otherwise be evidenced.

ARTICLE 14
FORCE MAJEURE

Section 14.1                            Suspension of Obligations.  In the event a Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than the obligation to make payments then or thereafter due hereunder, and such Party promptly gives notice and reasonably full particulars of such Force Majeure in writing to the other Party promptly after the occurrence of the cause relied on, then the obligations of the Party giving such notice, so far as and to the extent that they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as reasonably possible be remedied with all reasonable dispatch by the Party claiming Force Majeure.

Section 14.2                            Definition of Force Majeure.  The term “Force Majeure” as used in this Agreement shall mean any cause or causes not reasonably within the control of the Party claiming suspension and which, by the exercise of reasonable diligence, such Party is unable to prevent or overcome, including acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, acts of terror, sabotage, wars, blockades, military action, insurrections, riots, epidemics, landslides, subsidence, lightning, earthquakes, fires, storms or storm warnings, crevasses, floods, washouts, civil disturbances, explosions, breakage or accident to wells, machinery, equipment or lines of pipe, the necessity for testing or making repairs or alterations to wells, machinery, equipment or lines of pipe, freezing of wells, equipment or lines of pipe, inability of any Party hereto to obtain, after the exercise of reasonable diligence, necessary materials, supplies, or government authorizations, any action or restraint by any Governmental Authority (so long as the Party claiming suspension has not applied for or assisted in the application for, and has opposed where and to the extent reasonable, such action or restraint, and as long as such action or restraint is not the result of a failure by the claiming Party to comply with applicable laws, rules, regulations, or orders), and, in the case of Gatherer as the claiming party, any breach of any representation or warranty of Shipper or any failure by Shipper to perform any obligation of Shipper under that certain Contribution Agreement dated [                      ], 2013, by and between Shipper and Gatherer.

Section 14.3                            Settlement of Strikes and Lockouts.  It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and that the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the sole discretion of the Party having the difficulty.

Section 14.4                            Payments for Gas Delivered.  Notwithstanding the foregoing, it is specifically understood and agreed by the Parties that an event of Force Majeure will in no way affect or terminate Shipper’s obligation to make payment for quantities of Gas delivered prior to such event of Force Majeure.

ARTICLE 15
INDEMNIFICATION

Section 15.1                            Gatherer.  Subject to the terms of this Agreement, including Section 18.8, Gatherer shall release, indemnify, defend, and hold harmless Shipper and its Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees from and against all claims and losses arising out of or relating to (i) the operations of Gatherer and (ii) any breach of this agreement by Gatherer.

Section 15.2                            Shipper.  Subject to the terms of this Agreement, including Section 18.8, Shipper shall release, indemnify, defend, and hold harmless Gatherer and its Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees from and against all claims and losses arising out of or relating to (i) the operations of Shipper and (ii) any breach of this agreement by Shipper.

ARTICLE 16
CUSTODY AND TITLE

Section 16.1                            Custody.  As among the Parties, Shipper shall be in custody, control and possession of (i) Shipper’s Production hereunder until such Production is delivered to the Receipt Points and (ii) the Delivery Point Gas and Liquid Hydrocarbons after they are delivered to Shipper at the Delivery Points, including any portion of any Delivery Point Gas which accumulates as liquids.  As among the Parties, Gatherer shall be in custody, control and possession of all Production in the Gathering System at all other times, including any portion thereof which accumulates as liquids. The Party having custody and control of Production under the terms of this Agreement shall be responsible for, and shall defend, indemnify, release and hold the other Party and its Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees harmless from and against, all claims and losses of whatever kind and nature for anything that may happen or arise with respect to such Production when such Production is in its custody and control, including losses resulting from any negligent acts or omissions of any indemnified party, but excluding any losses to the extent caused by or arising out of the negligence, gross negligence, or willful misconduct of the indemnified party.

Section 16.2                            Shipper Warranty.  Shipper represents and warrants that it owns, or has the right to deliver to the Gathering System, all Production delivered under this Agreement, free and clear of all liens, encumbrances and adverse claims.  If the title to Production delivered by Shipper hereunder is disputed or is involved in any legal action, Gatherer shall have the right to cease receiving such Production, to the extent of the interest disputed or involved in legal action, during the pendency of the action or until title is freed from the dispute, or until Shipper furnishes, or causes to be furnished, indemnification to save Gatherer harmless from all claims arising out of the dispute or action, with surety acceptable to Gatherer.  Shipper hereby indemnifies Gatherer against and holds Gatherer harmless from any and all claims and losses arising out of or related to any breach of the foregoing representation and warranty..

Section 16.3                            Title.  Title to all Production delivered under this Agreement, including all constituents thereof, shall remain with and in Shipper or its customers at all times; provided, however, title to Production used as Fuel and Lost and Unaccounted For Gas shall pass from Shipper or its customer to Gatherer immediately downstream of the Receipt Point. Title to Condensate that is recovered from Shipper’s Gas in the Gathering System shall remain with Shipper.  Title to water (i) that is removed from Shipper’s Gas in Gatherer’s dehydration facilities shall pass to Gatherer immediately downstream of the point of recovery, and (ii) that condenses from Shipper’s Gas in the Gathering System shall pass to Gatherer immediately downstream of the Receipt Point.

ARTICLE 17
TAXES; ROYALTIES

Section 17.1                            Taxes.  Shipper shall pay or cause to be paid and agrees to hold Gatherer harmless as to the payment of all excise, gross production, severance, sales, occupation and all other Taxes, charges or impositions of every kind and character required by statute or by order of Governmental Authorities and levied against or with respect to Shipper’s Production, Delivery Point Gas or the Services provided under this Agreement.  Gatherer shall not become liable for such Taxes, unless designated to remit those Taxes on behalf of Shipper by any duly constituted jurisdictional agency having authority to impose such obligations on Gatherer, in which event the amount of such Taxes remitted on Shipper’s behalf shall be (i) reimbursed by Shipper upon receipt of invoice, with corresponding documentation from Gatherer setting forth such payments, or (ii) deducted from amounts otherwise due Gatherer under this Agreement.  Gatherer shall pay or cause to be paid all Taxes, charges and assessments of every kind and character required by statute or by order of Governmental Authorities with respect to the Gathering System.  Except as provided in Exhibit I attached hereto, neither Party shall be responsible nor liable for any Taxes or other statutory charges levied or assessed against the facilities of the other Party, including ad valorem tax (however assessed), used for the purpose of carrying out the provisions of this Agreement or against the net worth or capital stock of such Party.

Section 17.2                            Royalties.  As between the Parties, Shipper shall have the sole and exclusive obligation and liability for the payment of all Persons due any proceeds derived from

Shipper’s Production or Delivery Point Gas (including all constituents and products thereof) delivered under this Agreement, including royalties, overriding royalties, and similar interests, in accordance with the provisions of the leases or agreements creating those rights to proceeds.  In no event will Gatherer have any obligation to those Persons due any of those proceeds of production attributable to any such Gas (including all constituents and products thereof) delivered under this Agreement.  Although Shipper shall retain title to Production as provided in this Section 16.3,  Gatherer shall have the right to commingle Production delivered by Shipper with Third Party Production.

ARTICLE 18
MISCELLANEOUS

Section 18.1                            Rights.  The failure of either Party to exercise any right granted hereunder shall not impair nor be deemed a waiver of that Party’s privilege of exercising that right at any subsequent time or times.

Section 18.2                            Applicable Laws.  This Agreement is subject to all valid present and future laws, regulations, rules and orders of Governmental Authorities now or hereafter having jurisdiction over the Parties, this Agreement, or the services performed or the facilities utilized under this Agreement.  The Parties hereby agree that, in the event that (i) Gatherer’s facilities, or any part thereof, become subject to regulation by the Federal Energy Regulatory Commission, or any successor agency thereto (“FERC”), or any other Governmental Authority of the rates, terms and conditions for service, (ii) Gatherer becomes obligated by FERC or any other Governmental Authority to provide Services or any portion thereof on an open access, nondiscriminatory basis as a result of Gatherer’s execution, performance or continued performance of this Agreement or (iii) FERC or any other Governmental Authority seeks to modify any rates under, or terms or conditions of, this Agreement, then:

(a)                                 to the maximum extent permitted by law, it is the intent of the Parties that the rates and terms and conditions established by the FERC Governmental Authority having jurisdiction shall not alter the rates or terms and conditions set forth in this Agreement, and the Parties agree to vigorously defend and support in good faith the enforceability of the rates and terms and conditions of this Agreement;

(b)                                 in the event that FERC or the Governmental Authority having jurisdiction modifies the rates or terms and conditions set forth in this Agreement, the Parties hereby agree to negotiate in good faith to enter into such amendments to this Agreement and/or a separate arrangement in order to give effect, to the greatest extent possible, to the rates and other terms and conditions set forth herein; and

(c)                                  in the event that the Parties are not successful in accomplishing the objectives set forth in (a) or (b) above such that the Parties are in substantially the same economic position as they were prior to any such regulation, then either Party may terminate this Agreement upon the delivery of written notice of termination to the other Party.

Section 18.3                            Governing Law; Jurisdiction.

(a)                                 This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Colorado without regard to choice of law principles.

(b)                                 The Parties agree that the appropriate, exclusive and convenient forum for any disputes between the Parties arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in City and County of Denver, Colorado, and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement.  The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts.

Section 18.4                            Successors and Assigns.

(a)                                 This Agreement shall extend to and inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.  Except as set forth in Section 18.4(b) and Section 18.4(c), neither Party shall have the right to assign its respective rights and obligations in whole or in part under this Agreement without the prior written consent of the other Party (which such consent shall not be unreasonably withheld, conditioned or delayed), and any assignment or attempted assignment made otherwise than in accordance with this Section 18.4 shall be null and void ab initio.

(b)                                 Notwithstanding the foregoing clause (a), Gatherer may perform all services under this Agreement itself using its own gathering, compression, and other facilities and/or perform any or all such services through third parties, in which case references herein to the Gathering System shall be deemed to be references to such facilities of the relevant third party.

(c)                                  Notwithstanding the foregoing clause (a):

(i)                                     Gatherer shall have the right to assign its rights under this Agreement, in whole or in part, as applicable, without the consent of Shipper if such assignment is made to any Person to which the Gathering System or any part thereof has been or will be transferred that assumes in writing all of Gatherer’s obligations hereunder (if applicable, to the extent that part of the Gathering System being transferred to such Person) and is (A) an Affiliate of Gatherer or (B) a Person to which the Gathering System has been or will be transferred who (1) hires (or retains, as applicable) operating personnel who are then operating the Gathering System (or has similarly experienced operating personnel itself), (2) has operated for at least two (2) years prior to such assignment systems similar to the Gathering System, or (3) contracts for the operation of the Gathering System with another Person that satisfies either of the foregoing conditions (1) or (2) in this clause (B), provided in the case of an assignment pursuant to this clause (B), the assignee has creditworthiness as reasonably determined by Shipper that is equal to the higher of Gatherer’s creditworthiness as of the Effective Date and Gatherer’s creditworthiness as of the date of the assignment.

(ii)                                  Gatherer shall have the right to grant a security interest in this Agreement to a lender or other debt provider (or trustee or agent on behalf of such lender) of Gatherer.

(iii)                               Shipper shall have the right to assign its rights under this Agreement, in whole or in part, as applicable, without the consent of Gatherer, to any Person to which it sells, assigns, or otherwise transfers all or any portion of the Dedicated Properties and who (A) who assumes in writing all of Shipper’s obligations hereunder (if applicable, to the extent of the Dedicated Properties being transferred to such Person) and (B) whose credit rating is equal to or greater than the greater of Producer’s credit rating as of the Effective Date and Producer’s credit rating as of the date of the assignment.

(d)                                 Upon an assignment by Gatherer in accordance with Section 18.4(c)(i)(B) Gatherer shall be released from its obligations under this Agreement to the extent of such assignment.  Upon an assignment by Shipper in accordance with Section 18.4(c)(ii), Shipper shall be released from its obligations under this Agreement to the extent of such assignment.

Section 18.5                            Severability.  If any provision of this Agreement is determined to be void or unenforceable, in whole or in part, then (i) such provision shall be deemed inoperative to the extent it is deemed void or unenforceable, (ii) the Parties agree to enter into such amendments to this Agreement in order to give effect, to the greatest extent legally possible, to the provision that is determined to be void or unenforceable and (iii) the other provisions of this Agreement in all other respects shall remain in full force and effect and binding and enforceable to the maximum extent permitted by law; provided, however, that in the event that a material term under this Agreement is so modified, the Parties will, timely and in good faith, negotiate to revise and amend this Agreement in a manner which preserves, as closely as possible, each Party’s business and economic objectives as expressed by the Agreement prior to such modification.

Section 18.6                            Confidentiality.

(a)                                 Confidentiality.  Except as otherwise provided in this Section 18.6, each Party agrees that it shall maintain all terms and conditions of this Agreement, and all information disclosed to it by the other Party or obtained by it in the performance of this Agreement and relating to the other Party’s business (including Development Plans, Gathering System Plans, and all data relating to the production of Shipper, including well data, production volumes, volumes gathered, transported, or compressed, and gas quality) (collectively, “Confidential Information”) in strictest confidence, and that it shall not cause or permit disclosure of this Agreement or its existence or any provisions contained herein without the express written consent of the other Party.

(b)                                 Permitted Disclosures.  Notwithstanding Section 18.6(a) disclosures of any Confidential Information may be made by either Party (i) to the extent necessary for such Party to enforce its rights hereunder against the other Party; (ii) to the extent to which a Party is required to disclose all or part of this Agreement by a statute or by the order or rule of a Governmental Authority exercising jurisdiction over the subject matter hereof, by order, by regulations, or by other compulsory process (including deposition, subpoena, interrogatory, or request for production of documents); (iii) to the extent required by the applicable regulations of a securities or commodities exchange; (iv) to a third person in connection with a proposed sale or other transfer of a Party’s interest in this Agreement, provided such third person agrees in writing to be bound by the terms of this Section 18.6; (v) to its own directors, officers, employees, agents and representatives; (vi) to an Affiliate; (vii) to financial advisors, attorneys, and banks, provided that such Persons are subject to a confidentiality undertaking consistent with this Section 18.6(b), or (viii) except for information disclosed pursuant to Article 3 of this Agreement, to a royalty, overriding royalty, net profits or similar owner burdening Dedicated Production, provided such royalty, overriding royalty, net profits or similar owner, agrees in writing to be bound by the terms of this Section 18.6.

(c)                                  Notification.  If either Party is or becomes aware of a fact, obligation, or circumstance that has resulted or may result in a disclosure of any of the terms and conditions of this Agreement authorized by Section 18.6(b)(ii) or (iii), it shall so notify in writing the other Party promptly and shall provide documentation or an explanation of such disclosure as soon as it is available.

(d)                                 Party Responsibility.  Each Party shall be deemed solely responsible and liable for the actions of its directors, officers, employees, agents, representatives and Affiliates for maintaining the confidentiality commitments of this Section 18.6.

(e)                                  Public Announcements.  The Parties agree that prior to making any public announcement or statement with respect to this Agreement or the transaction represented herein permitted under this Section 18.6, the Party desiring to make such public announcement or statement shall provide the other Party with a copy of the proposed announcement or statement prior to the intended release date of such announcement.  The other Party shall thereafter consult with the Party desiring to make the release, and the Parties shall exercise their reasonable best efforts to (i) agree upon the text of a joint public announcement or statement to be made by both such Parties or (ii) in the case of a statement to be made solely by one Party, obtain approval of the other Party to the text of a public announcement or statement.  Nothing contained in this Section 18.6 shall be construed to require either Party to obtain approval of the other Party to disclose information with respect to this Agreement or the transaction represented herein to any Governmental Authority to the extent required by applicable law or necessary to comply with disclosure requirements of the Securities and Exchange Commission, New York Stock Exchange, or any other regulated stock exchange.

(f)                                   Survival.  The provisions of this Section 18.6 shall survive any expiration or termination of this Agreement; provided that other than with respect to information disclosed pursuant to Article 3, as to which such provisions shall survive indefinitely, such provisions shall survive only a period of one (1) year.

Section 18.7                            Entire Agreement, Amendments and Waiver.  This Agreement, including all exhibits hereto, integrates the entire understanding between the Parties with respect to the subject matter covered and supersedes all prior understandings, drafts, discussions, or statements, whether oral or in writing, expressed or implied, dealing with the same subject matter.  This Agreement may not be amended or modified in any manner except by a written document signed by the Parties that expressly amends this Agreement.  No waiver by either Party of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless expressly provided.  No waiver shall be effective unless made in writing and signed by the Party to be charged with such waiver.

Section 18.8                            Limitation of Liability.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES SUFFERED BY SUCH PARTY RESULTING FROM OR ARISING OUT OF THIS AGREEMENT OR THE BREACH THEREOF OR UNDER ANY OTHER THEORY OF LIABILITY, WHETHER TORT, NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, WARRANTY, INDEMNITY OR OTHERWISE, INCLUDING LOSS OF USE, INCREASED COST OF OPERATIONS, LOSS OF PROFIT OR REVENUE, OR BUSINESS INTERRUPTIONS; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION SHALL NOT APPLY TO ANY DAMAGE CLAIM ASSERTED BY OR AWARDED TO A THIRD PARTY FOR WHICH A PARTY WOULD OTHERWISE BE LIABLE UNDER ANY INDEMNIFICATION PROVISION SET FORTH HEREIN.

Section 18.9                            Headings.  The headings and captions in this Agreement have been inserted for convenience of reference only and shall not define or limit any of the terms and provisions hereof.

Section 18.10                     Rights and Remedies.  Except as otherwise provided in this Agreement, each Party reserves to itself all rights, counterclaims, other remedies and defenses that such Party is or may be entitled to arising from or out of this Agreement or as otherwise provided by law.

Section 18.11                     No Partnership.  Nothing contained in this Agreement shall be construed to create an association, trust, partnership, or joint venture or impose a trust, fiduciary or partnership duty, obligation or liability on or with regard to either Party.

Section 18.12                     Rules of Construction.  In construing this Agreement, the following principles shall be followed:

(a)                                 no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;

(b)                                 examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(c)                                  the word “includes” and its syntactical variants mean “includes, but is not limited to,” “includes without limitation” and corresponding syntactical variant expressions;

(d)                                 the plural shall be deemed to include the singular and vice versa, as applicable; and

(e)                                  references to Section shall be references to Sections of this Agreement.

Section 18.13                     No Third Party Beneficiaries.  This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and shall not inure to the benefit of any other Person whomsoever or whatsoever, it being the intention of the Parties that no third Person shall be deemed a third party beneficiary of this Agreement.

Section 18.14                     Further Assurances.  Each Party shall take such acts and execute and deliver such documents as may be reasonably required to effectuate the purposes of this Agreement.

Section 18.15                     Counterpart Execution.  This Agreement may be executed in any number of counterparts, each of which shall be considered an original, and all of which shall be considered one and the same instrument.

Section 18.16                     Memorandum of Agreement.  Contemporaneously with the execution of this Agreement, the Parties shall execute, acknowledge, deliver and record a “short form” memorandum of this Agreement in the form of Exhibit J attached hereto (as modified, including by the addition of any required property descriptions, required by local law and practice to put such Memorandum of record and put third parties on notice of this Agreement), which shall be placed of record in each state and county in which the currently-existing Dedicated Properties are located.  Further such memoranda shall be executed and delivered by Shipper as Gatherer from time to time requests to evidence the dedication of additional areas or Oil and Gas Interests under this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first set forth above.

ANTERO RESOURCES CORPORATION

By:
Name:
Title:

ANTERO RESOURCES MIDSTREAM LLC

By:
Name:
Title:

Signature Page